AGREEMENT FOR PURCHASE AND SALE
             OF SERVICES AND EQUIPMENT

   This AGREEMENT FOR PURCHASE AND SALE OF SERVICES AND EQUIPMENT (this "Agreement") is made this __28th_ day of _April____,
1999, by and between Williams Communications Inc., a Delaware corporation, ("WCI"), Williams Communications Solutions, LLC, a Delaware limited liability company, ("WCS"), and GTC Telecom, a Nevada corporation ("GTC").

   WHEREAS, WCI, WCS and GTC intend for WCI and WCS to design, install and maintain a network for GTC based on capacity with Williams Network, a division of WCI, and Ascend technology
("Designed Network");

   WHEREAS, GTC has agreed to purchase from WCI, and WCI has agreed to sell to GTC, certain Services (as defined below), and GTC has agreed to purchase from WCS, and WCS has agreed to sell to GTC Equipment(as defined below) pursuant to the terms and conditions of this Agreement.

   NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   1. Certain Definitions.

   "Agreement" shall mean this agreement and the agreements set forth in Attachments A, B, and C.

   "Affiliate" shall mean any entity which (a) is at least 50% owned by WCI or WCS, or (b) owns at least
   50% of WCI or WCS.

   "Dispute" shall mean any controversy, dispute or claim arising out of or related to the Agreements or the breach, termination, enforceability or validity thereof.

   "Equipment" shall mean the telecommunications equipment, and installation, maintenance and other incidental services relating thereto, set forth in Attachment C attached hereto and incorporated herein by this reference.

   "Services" shall mean the telecommunications transmission services and other services set forth in Attachment A attached hereto and incorporated herein by this reference, and consulting services set forth in Attachment C attached hereto and incorporated herein by this reference.

   2. Purchase and Sale of Carrier Services. GTC shall purchase carrier services from WCI, and WCI shall, subject to availability, sell carrier services to GTC, pursuant and subject to the terms and conditions of (a) this Agreement, and (b) the Carrier Services Agreement (Attachment A) attached hereto and incorporated herein by this reference. In the event of any conflict, the order of precedence shall be Attachment A and then this Agreement.

   3. Purchase and Sale of Consulting Services. GTC shall purchase consulting services from WCI, and WCI shall sell consulting services to GTC, pursuant and subject to the terms and conditions of (a) this Agreement, and (b) the Master Agreement for Consultant Services attached hereto and incorporated herein by reference (Attachment B). In the event of any conflict, the order of precedence shall be Attachment B and then this Agreement.

   4. Purchase and Sale of Equipment. GTC shall purchase Equipment from WCS and WCS shall sell Equipment to GTC, pursuant and subject to the terms and conditions of (a) this Agreement, and (b) the Data-Master Purchase Agreement (Attachment C) attached hereto and incorporated herein by this reference. In the event of any conflict, the order of precedence shall be Attachment C and then this Agreement.

   5. Buy Back. The parties agree that WCI shall have the opportunity to purchase up to the lesser of fifty million (50,000,000) minutes or ten percent (10%) of GTC's capacity at any given time, on the Designed Network, the terms and conditions of such purchase to be commercially reasonable, and if the parties cannot agree, such terms and conditions may be submitted by either party to binding arbitration pursuant to the rules then in effect for commercial arbitration by the American Arbitration Association. The arbitrator shall be a mutually acceptable industry consultant.

   6. Confidential Information. The parties agree that the exchange of proprietary or confidential information shall be governed by the Confidentiality and Nondisclosure Agreement between WCI, WCS and GTC dated April 28, 1999.

7. Resolution of Disagreements Among Parties. No party to this Agreement shall be entitled to take legal action with respect to any Dispute relating to this Agreement until it has complied in good faith with the following alternative dispute resolution procedures. If a Dispute, claim or controversy arises with respect to or relates to any Section of this Agreement, then the following Dispute resolution procedures shall govern the parties' conduct:

(a) The parties shall attempt promptly and in good faith to resolve any Dispute arising out of or relating to the Agreements through negotiations between representatives who have authority to settle the controversy. Any party may give the other party written notice of any such dispute not resolved in the normal course of business. Negotiations extending ten (10) days after the disputing party's notice shall be deemed at an impasse, unless otherwise agreed by the parties. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator(s) shall be given at least two (2) working days notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal and state Rules of Evidence.

(b) If a Dispute is at an impasse (i.e., it has not been resolved within ten (10) days of the disputing party's notice), the parties may then pursue any other means of redress, including without limitation, litigation.

(c) The obligation herein to negotiate to settle a Dispute shall not be binding upon any party with respect to requests for preliminary injunctions, temporary restraining orders, specific performance or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary to preserve the status quo or prevent irreparable injury pending resolution by negotiation of the Dispute.

(d) Notice of any Dispute shall be sent  to:
GTC:
GTC Telecom
3151 Airway Drive, Suite P-3
Costa Mesa, California 92626

WCI:
The Williams Companies
One Williams Center, Suite 4100
Tulsa, Oklahoma 74172
Mail Drop 41-3
Attn: General Counsel, Williams Communications, Inc.

WCS:
The Williams Companies
One Williams Center, Suite 4100
Tulsa, Oklahoma 74172
Mail Drop 41-3
Attn: General Counsel, Williams Communications
          Solutions, LLC

8. As Documented Warranty. The parties recognize and acknowledge that GTC has entered into the Agreement in reliance upon the representations made by WCI and WCS regarding the services and products recommended by WCI and WCS with respect to the subject matter of the Agreement
WCI's and WCS's representations include the attachments, exhibits and addenda to the Agreement, the written requests for proposals and written quotations and written responses thereto, and written correspondence between the parties (the Documents).
In light of the foregoing, Williams further represents warrants and covenants to GTC (a) that the products and services which are the subject of this Agreement shall operate in all material respects in accordance with the Documents, and (b) that WCI and WCS shall use best commercial efforts so that all equipment, carrier services, consulting services and other services provided for in the Agreement shall work together to provide the functionalities represented by Williams in the Documents.

9.  Duties upon Termination.  Upon termination of any of
the Agreements not resulting from GTC's default, WCI
and WCS and each of their affiliates shall cooperate with the transfer of all goods owned by GTC to GTC and to entities designated by GTC, and reasonably assist with the change of provision of services and activities covered by the
Agreement from WCI and WCS to GTC and to entities
designated by GTC. Without limiting WCI's and WCS's obligations, as necessary for transfer of goods or services,
WCI and WCS shall grant access to GTC and its designees to
all equipment used by or for GTC operated by or at facilities owned, leased, operated or otherwise used by WCI or WCS; disassemble, package and prepare for delivery all equipment in WCI's or WCS's possession (or that of its affiliates, designees, bailees or agents) which is owned or leased by GTC;
transfer any and all software licenses, permits and rights allowed by law which are necessary or convenient for the fulfillment of the objectives of the Agreement which are not held in GTC's name to GTC; transfer any and all
records required or reasonably requested by GTC to GTC
in such form, whether paper, electronic or otherwise, as may be reasonably requested by GTC; and take all other actions as may be necessary, appropriate or reasonably requested by
GTC to effect an orderly transition of business from WCI and
WCS to any designee of GTC, to minimize any potential
disruption of services provided by GTC, to protect the trade secrets and confidential information of GTC, and to minimize the cost incurred by GTC in the course of any transition
to a new or substitute provider of goods or services.   The
provisions of this section shall survive the termination of the Agreement or any part thereof.

10. Limitation of Liability.   IN NO EVENT SHALL WCI, WCS,
OR THEIR SUPPLIERS OR SUBCONTRACTORS, BE LIABLE
FOR (I) ANY SPECIAL, INCIDENTAL, EXEMPLARY, OR
CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF
BUSINESS OR PROFITS), OR (II) ANY DAMAGES OF ANY
KIND RESULTING FROM UNAUTHORIZED USE OF THE
SYSTEM OR LOSS OF DATA. THIS PROVISION
APPLIES TO ALL CLAIMS WHETHER BASED UPON BREACH
OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE,
STRICT LIABILITY IN TORT OR ANY OTHER LEGAL
THEORY, EVEN IF WCI, WCS OR THEIR SUPPLIERS HAVE BEEN
ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
                            .
11. Default. A default under one of the agreements set forth in Attachments A, B, or C shall not constitute a default, nor will it permit either party to declare a default, under this agreement or either of the other agreements set forth in the Attachments.

12. Miscellaneous.

(a) Neither party may assign or otherwise transfer (other than a transfer due to a Change of Control which results in an Acceptable
Transfer) its rights or obligations under the Agreements or any portion of them without the express written consent of the other, which consent shall not be unreasonably withheld; provided, however, WCI and WCS may assign, without obtaining the consent of GTC, any or all of its rights or obligations hereunder to any parent, affiliate or subsidiary of WCI or WCS; provided, that no such assignment shall in any way reduce or impact the primary liability of the assignor, which shall, at GTC's request, execute an affirmation, guarantee or other evidence acceptable to GTC that the assignor remains liable under the applicable Agreement.
A Change in Control shall be deemed to be an assignment, merger, sale of a controlling interest or other transfer of a controlling ownership interest. An Acceptable Transfer shall be when the entity that remains after a Change of Control is at least as creditworthy as GTC was prior to the Change in Control. WCS reserves the right to subcontract any and all of the work to be performed by it under Attachment C and WCI reserves the right to subcontract any and all of the work to be performed by it under Attachment B without receiving prior consent of GTC; provided, that such action shall not reduce or impact the primary liability of the WCS and WCI, as the case may be, and that WCS and WCI shall, at GTC's request, execute an affirmation, guarantee or other evidence acceptable to GTC that the assignor remains primarily liable under the applicable Agreement.

(b) The waiver by either party of any breach, default or remedy hereunder will not operate as a waiver of any subsequent breach, default or remedy.

(c) The Agreements supersede all prior or contemporaneous proposals, communications and negotiations, both oral and written, and constitute the entire agreement between WCI, WCS, and GTC with respect to (but only with respect to) the subject matter hereof.

(d) Except as otherwise provided herein, any amendments or modifications to this Agreement must be in writing and executed by an authorized representative of each party.

(e) This Agreement is deemed made and GOVERNED BY
THE LAWS OF THE STATE OF NEW YORK except for its rules regarding the conflict of laws.

(f) Nothing contained in this Agreement will be interpreted or construed as to characterize the relationship between GTC and WCI and WCS as a joint venture, partnership or franchise for any purpose. Neither party has the authority to, and neither party shall, make any representation, prepare documents or statements on behalf of, or in the name of the other party, give any warranties, accept any orders, enter into a contract on behalf of the other party, or obligate the other party in any manner, unless expressly authorized to do so by this Agreement or in writing by the other party.

(g) All notices to be sent to a party pursuant to this Agreement shall be in writing and deemed to be effective upon (i) personal delivery,
(ii) three days after mailing
certified mail return receipt requested, (iii) on the day when the notice has been sent by facsimile if during business hours and followed by express mail priority next-day delivery, or (iv) in the case of invoices, upon the Due Date. In each case, the notice shall be sent to the person identified in this Section at the Full Business Addresses of the parties as they appear herein. The effective date for any notice under this Agreement shall be the date of delivery of such notice, not the date of mailing.

The Full Business Address for purposes of notice under this Section as well as telephone voice and facsimile numbers shall be:

(i)  To GTC:

GTC Telecom
3151 Airway Ave., Suite P-3
Costa Mesa, CA  92626
Attn:


(ii) To WCI:

Williams Communications, Inc.
One Williams Center, 26th Floor
Tulsa, OK   74172
Telephone: (918) 573-6000
Fax: (918) 573-6578
Attn:  Contract Administration

(iii) To WCS:

Williams Communications Solutions, LLC
2800 Post Oak Boulevard
Houston, Texas 77056

Telephone: (713) 307-4000
Fax: (713) 307-6700

or to such place or places as any of the parties shall designate by written notice to the others.

(h) No rule of construction requiring interpretation against the draftsman hereof shall apply in the interpretation of this Agreement

(i) The provisions of the Agreements are for the benefit only of the parties hereto, and no third party may seek to enforce or benefit from these provisions

(j) If a proceeding is brought for the enforcement of this Agreement or because of any alleged or actual Dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other reasonable costs and expenses incurred in such action or proceeding in addition to any other relief to which such party may be entitled.

(k) In the event any provision of this Agreement conflicts with any statute, rule or order of any governmental unit or regulatory body, or tariff then, if required by law, such statute, rule, order or tariff shall control. If any term or provision of this Agreement shall, to any extent, be determined to be invalid or unenforceable by a court or body of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

THIS AGREEMENT is executed by the parties as of the date first set forth above, but is effective for all purposes only as set forth herein.

GTC TELECOM                       WILLIAMS COMMUNICATIONS, INC.


By: /s/Paul Sandhu                By: /s/Howard Janzen

Name: Paul Sandhu               Name: Howard Janzen


Title: __________________      Title: ______________________________


WILLIAMS COMMUNICATIONS SOLUTIONS, LLC


By: /s/Howard Janzen

Name: Howard Janzen


Title:________________________

Attachment A
                      CARRIER SERVICES AGREEMENT

                                         Agreement No.  ______________

This Attachment shall amend and shall constitute a part, together with any quotations, schedules, exhibits or annexes attached hereto, of that Agreement for Purchase and Sale of Services and Equipment made as of April 28, 1999, between GTC Telecom and Williams Communications, Inc. Except for provisions pertaining to exchange of confidential or proprietary information between the parties, in the event of any conflict between the terms of this Attachment and the terms of the Agreement for Purchase and Sale of Services and Equipment, the terms of this Attachment shall govern.

This Carrier Services Agreement (this "Carrier Agreement") is made this 28th day of April, 1999, by and between Williams
Network, a division of Williams Communications, Inc., a Delaware corporation ("Seller"), with its principal place of business at One Williams Center, 26th Floor, Tulsa, Oklahoma 74172, and GTC Telecom, a Nevada corporation ("Customer"), with its principal place of business at 3151 Airway Avenue, Costa Mesa, CA 92626, for the provision of telecommunications services, subject to this Carrier Agreement and as set forth in this Carrier Agreement.

1.0  Exhibits

Exhibit I -    Williams Network Pricing Schedule

Exhibit II -   Williams Network Technical Specifications

Exhibit III -  Williams Network Collocation Service Terms and
Conditions

2.0  Description of Services and Pricing

Customer may order from Seller telecommunications transmission services ("Services"), the terms and conditions of which are set forth in this Carrier Agreement. The current Williams Network Pricing Schedule is attached to this Carrier Agreement and incorporated herein by reference. All Network Services, Local Access Services and Ancillary Services, as defined in Section 6.0, are subject to availability. "Network Services" are provided on the Williams Network, unless otherwise specifically agreed. References to "Network Services" are to such on-net services unless expressly provided otherwise.

     2.1 Description of Private Line Service: Williams Network Private Line Service (the "Private Line Service") provides domestic DS-1, DS-3 and optical SONET (OC-N) circuits which are specifically dedicated to Customer's use between two (2) points specified by the parties in a Service Order and meeting the technical requirements as defined in the "Williams Network Technical Specifications for Private Line Service" attached hereto as Exhibit II.

     2.2 Description of ATM Service: Williams Network Asynchronous Transfer Mode Service (the "ATM Service") is technology that provides integration of disparate networks onto a single communications infrastructure. ATM technology takes voice, data and video packets and divides them into equally sized, 53-byte cells and transmits them over Seller's ATM network. Seller's ATM Service is designed for two (2) primary applications. These applications include ATM transport and backbone connectivity. ATM transport provides multimedia and video transmission. Multimedia transmission is suited for transporting voice, data and video while video transmission is best designed for point-to-point video services. Backbone connectivity provides for the interconnection of local area networks ("LAN(s)") as well as interconnection of existing network access points ("NAP(s)") or private peering backbones.

     2.3 Description of Frame Relay Service: Williams Frame Relay Service is a technology that allows commercial end-users to use a network of shared private lines to send and receive data from geographically distant locations. Frame Relay can be defined as packet-switched, multiplexed data networking technology supporting connectivity between user equipment, such as routers, and a carrier's frame relay network equipment.

     2.4 Description of Collocate Service: In the event the Customer should desire to place Customer owned equipment in a facility owned (or leased) and operated by Seller for the purpose of interconnecting the Customer owned equipment with Seller's network ("Collocation Service"), the Customer shall complete a Collocate Request Form. Upon agreement between Customer and Seller of the Collocation Services to be provided, the parties shall complete a Collocation Service Order. The terms and conditions relating to Collocation Service and the forms required from Customer are attached hereto as Exhibit III and are a part of this Carrier Agreement and incorporated herein by reference.

3.0  Effective Date and Term

This Carrier Agreement shall become effective on the date on which Seller signs the Carrier Agreement ("Effective Date") and shall continue for a term of five (5) years (the "Term"). Each Service Order placed under this Carrier Agreement shall have its own term, as indicated on such Service Order. This Carrier Agreement shall automatically renew for successive one-year periods (the "Renewal Term(s)") unless canceled by either party by giving written notice of such cancellation not less than sixty (60) days before the end of the current Term, or any Renewal Term. Unless Customer is in default, any Service being provided at the time of termination shall continue until the natural end of such Service as specified in the applicable Service Order upon the terms and conditions of this Carrier Agreement; provided, however, that Customer may not order any new Service until Customer and Seller have entered into a new agreement or mutually agreed in writing to extend this Carrier Agreement. The charges for any Network Services, Local Access Services or Ancillary Services during any such extension shall be the then current Seller charges.

4.0  Service Orders and Provisioning of Circuits

          4.1 Services requested by Customer hereunder shall be requested on Seller's Service Order forms in effect from time to time or on Customer's forms accepted in writing by Seller ("Service Order(s)"). Each Service Order shall reference this Carrier Agreement and its respective Carrier Agreement number. Seller reserves the right not to accept a Service Order under this Carrier Agreement at any time.

          4.2 When a Service Order is placed, the Customer will indicate a requested start date (the "Requested Start Date") for the Service, the desired term of the Service, the specific city pairs, the applicable bandwidth and any other information necessary for Seller to provide the Service. Seller will make reasonable efforts to meet Customer's Requested Start Date. In the event that a Requested Start Date is altered, Customer's Requested Start Date will be changed to reflect the number of days of delay or advance, as appropriate (the "Actual Start Date").

          4.3  This Carrier Agreement shall apply to all Network
     Services, Local Access Services and Ancillary Services provided by Seller to the Customer whether pursuant to a Service Order or otherwise.

          4.4 Seller's standard service implementation interval for Network Services provided on Seller's owned and operated network is forty-five (45) days from acceptance of a Service Order by Seller's Customer Care department. Such acceptance shall be indicated by the signature of a representative of such department on the Service Order. The standard service implementation interval for Network Services provided by a third party and either partially or wholly off of Seller's owned and operated network shall be determined on an individual case basis. Seller shall make reasonable efforts to provide Network Services within its standard service implementation interval or on Customer's Requested Start Date. Failure of Seller to deliver by such date shall not constitute a default under this Carrier Agreement and Seller shall not be liable to pay to Customer any penalties or damages for Seller's failure to meet such standard service implementation intervals.

          4.5 Network Services shall begin on the date Seller issues notice that Service is available (the "Start of Service Notice" or "SOSN"), indicating that the Service has been tested by Seller in accordance with the Technical Specifications set forth in Exhibit II attached hereto and that the Service meets or exceeds those Technical Specifications (the "Actual Start Date"). If Customer fails to give written notice that the Service is in material non-compliance with the applicable Technical Specifications within three (3) business days after Seller issues the SOSN, Customer shall be deemed to have accepted such Service and Seller shall begin billing for the Service as of the Actual Start Date.

          4.6 Customer may request a delay in the Actual Start Date of an Order provided that (i) it provides the Seller a written delay request no later than five (5) business days prior to the Requested Start Date or the delayed Requested Start Date, as the case may be, and (ii) the aggregate number of the days requested by such delay request or requests do not exceed thirty (30) calendar days from the Service Order's original Requested Start Date. At the expiration of such thirty (30) day period the Customer may no longer delay the Actual Start Date of such Order and Seller may begin billing as of such date.

          4.7 Any conflicting, different or additional terms and conditions contained in Customer's acknowledgement or Service Order or elsewhere are objected to by Seller and shall not constitute part of this Carrier Agreement. No action by Seller (including, without limitation, provision of Network Services, Local Access Services or Ancillary Services to Customer pursuant to such Service Order) shall be construed as binding or estopping Seller with respect to such term or condition.

          4.8 Once the Actual Start Date has passed and Customer has accepted the Network Services, Local Access Services or Ancillary Services, Customer must pay for the Network Services, Local Access Services or Ancillary Services as indicated on the Service Order, regardless of whether Customer is actually using the Network Services, through the Term indicated on the Service Order.

     5.0       Local Access Services

          5.1  Unless the parties otherwise agree pursuant to
     Section 5.3 below, Seller shall obtain "Local Access Services" for Customer, which are defined as the telecommunications facilities connecting a Customer-designated termination point to a Seller Point of Presence ("POP"). Customer shall execute a Letter of Agency, on such form as provided by Seller, authorizing Seller to interact directly with the Local Access provider(s) to obtain the Local Access Services. Customer shall request all Local Access Services in writing to Seller. Customer shall be responsible for all charges, including without limitation, monthly charges, usage charges, installation charges, non-recurring charges, or applicable termination/cancellation liabilities, of the Local Access provider(s).

          5.2 In obtaining Local Access Services, Seller shall be responsible for provisioning and the initial testing of an interconnection between the interexchange Service set forth in a Service Order and the Local Access Services. Seller will coordinate the installation of the Local Access Services with the interexchange Service being provided by Seller. Charges to Customer for Local Access Service administered by Seller on behalf of Customer shall be billed to Customer at the tariff rate of the Local Access service provider. If the tariff rate for Local Access Services is changed by the Local Access service provider, such changes will be passed through to Customer.

          5.3 Customer may, upon Seller's prior written approval, order its own Local Access Services. In such event, Customer shall be billed directly by the provider of such services and Seller shall not be responsible for billing any such charges. If Customer orders its own Local Access Services, Customer shall be responsible for ensuring that such services are turned up at the same time as the Network Services being provided by Seller. In the event the Customer-ordered Local Access Services are not ready at such time as the Network Services being provided by Seller, Seller shall nevertheless have the right to begin billing for such Network Services as of the Actual Start Date and Customer shall be liable for payment for such Network Services as of such date.

     6.0  Ancillary Services and Charges

          6.1 Seller may provide extraordinary service to Customer for reasons including but not limited to: (a) Customer's request to expedite Service availability to a date earlier than Seller's published installation interval or a previously accepted start date; (b) Service redesign or other activity occasioned by receipt of inaccurate information from Customer;
     (c) reinstallation charges following any suspension of the Service for cause by Seller; (d) Customer's request for use of routes or facilities other than those selected by Seller for provision of the Service; and (e) other circumstances in which extraordinary costs and expenses are generated by Customer and reasonably incurred by Seller (services under this subsection are collectively referred to herein as "Ancillary Services"). Customer shall be liable for all charges for any Ancillary Services provided by Seller.

          6.2 If Customer desires to change the date on which Customer has requested that Service be available, other than a request to expedite Service as set forth above, Customer may be charged a Change of Service Date Charge. Such charge will not apply to Customer's first change request, as long as such request is made more than fifteen (15) business days prior to the original Requested Start Date. If Customer makes a second change, or such change is requested less than fifteen (15) days prior to the original Requested Service Date, Customer will be charged Seller's then applicable Change of Service Date Charge.
      Customer will also be charged for any charges incurred by Seller from third party providers as a result of Customer's request for Change of Service Date.

          6.3 If Customer requests a modification to the information contained in a Service Order (other than a Change of Service Date) prior to completion of installation of the Service, Customer may incur a Change of Service Order Charge. No charge will be incurred if the change is administrative in nature (i.e. billing address, contact information, etc.). A charge will be incurred if the administrative change relates to Local Access for which Seller is acting as agent.

     6.4 If Customer requests a change to Network Services after such Network Services have been installed, Customer may incur a Change of Service Charge. If such Change of Service is administrative in nature, Customer will not incur a charge, unless such administrative change applies to Local Access Services which have been ordered by Seller as agent for Customer. In addition to the Change of Service Charge, Customer will be responsible for any charges due to re-engineering which is required as a result of Customer's request for Change of Service.

          6.5 If Customer desires to cancel a Service Order prior to installation and acceptance of the Service, Customer will incur a Cancellation Charge.

          6.6 All charges referred to in this Section 6.0 shall be established as of Seller's acceptance of the Service Order to which they apply unless they are otherwise specifically set forth in the Williams Network Pricing Schedule as non-recurring charges. Such non-recurring charges will be set forth for each type of Service available under this Carrier Agreement.

7.0  Payment Terms

     7.1 Due Date and Invoice. All amounts stated on each monthly invoice are due and payable upon Customer's receipt of the invoice ("Due Date"). Customer agrees to remit payment to Seller at the remittance address. In the event Customer fails to make full payment to the proper address within thirty (30) days of the date of the invoice, Customer shall also pay a late fee in the amount of the lesser of one and one-half percent (1 1/2%) of the unpaid balance per month or the maximum lawful rate under applicable state law which shall accrue from the Due Date. Customer acknowledges and understands that all charges are computed exclusive of any applicable federal, state or local use, excise, valued added, gross receipts, sales and privilege taxes, duties, fees or similar liabilities (other than general income or property taxes imposed on Seller), whether charged to or against Seller, its suppliers or affiliates or Customer associated with the Service, Local Access Service or Ancillary Service provided to Customer ("Additional Charges"). Such Additional Charges shall be paid by Customer in addition to all other charges provided for herein.

     7.2 All prorated monthly recurring charges (charges for monthly Service or Ancillary Service provided for less than a calendar month), installation and other non-recurring charges shall be billed following the receipt of any such Service, Local Access Service or Ancillary Service. Payment for all monthly recurring charges for full months during which Service, Local Access Service or Ancillary Service are to be provided shall be due in advance.

     7.3 If Customer in good faith disputes any portion of an invoice it must pay the undisputed amount of the invoice and provide written notice to Seller of the billing dispute within thirty (30) days of the Due Date. Such notice must include documentation substantiating the dispute. Customer's failure to notify Seller of a dispute shall be deemed to be Customer's acceptance of such charges. The parties will make a good faith effort to resolve billing disputes as expeditiously as possible. If a dispute is resolved in favor of Customer, Customer shall receive an adjustment on its next bill.

     7.4  Suspension of Service.

     (a) In the event payment of undisputed amounts is not received from Customer on or before sixty (60) days following the date of the invoice, Seller shall have the right to suspend all or any portion of the Network Services, Local Access Services or Ancillary Services to Customer. Seller shall exercise this suspension right by providing Customer with a minimum of ten
     (10) days' written notice specifying the past due amount and the Network Services and/or Ancillary Services to be suspended.
      If Seller receives the entire specified past due amount within the ten (10) day notice period, then Customer's Service shall not be suspended.

     (b) If only a portion of the Network Services, Local Access Services or Ancillary Services is initially suspended pursuant to Seller's written notice, and Customer fails to pay the specified past due amount within an additional ten (10) days after the partial suspension of

     Service, then after the
     additional ten (10) day period, Seller may suspend all or any additional portion of the Network Services, Local Access Services or Ancillary Services to Customer with no additional written notice. Further, after the additional ten (10) day period, Seller may continue suspension until such time as Customer has paid in full all charges then due, including any late fees as specified herein. Following such payment, Seller shall reinstate Customer's Network Services, Local Access Services or Ancillary Services, subject to Seller's Right to Assurance as provided in Paragraph 7.5 below.

     (c) Suspension of Network Services, Local Access Services or Ancillary Services as set forth in this Paragraph shall not affect Customer's obligation to pay for the Network Services, Local Access Services or Ancillary Services.

     7.5  Seller's Right to Assurance.

     (a) If at any time there is a material adverse change in Customer's creditworthiness or a material change in Customer's financial position, then in addition to any other remedies available to Seller, Seller may elect, in its sole discretion, to demand reasonable assurance of payment from Customer. An adverse material change in Customer's creditworthiness shall include, but not be limited to: (a) Customer's default of its obligations to Seller under this or any other agreement with Seller; (b) failure of Customer to make full payment of charges due hereunder on or before the Due Date on three (3) or more occasions during any period of twelve (12) or fewer months or Customer's failure to make such payment on or before the Due Date in any two (2) consecutive months; (c) acquisition of Customer (whether in whole or by majority or controlling interest) by an entity which is insolvent, which is subject to bankruptcy or insolvency proceedings, which owes past due amounts to Seller or any entity affiliated with Seller or which is a materially greater credit risk than Customer; or (d) Customer's being subject to or having filed for bankruptcy or insolvency proceedings or the legal insolvency of Customer. An adverse material change in Customer's financial position shall include, but not be limited to, negative net worth or working capital. If Customer's financial statements are not public information, upon Seller's demand for reasonable assurance of payment, Customer shall be required to provide financial statements. After receipt of Customer's financial information, Seller may require a deposit or other similar means to establish reasonable assurance of payment.

     (b) If Customer has not provided Seller with its financial information and with reassurance satisfactory to Seller within thirty (30) days of Seller's notice of demand for reassurance, then, in addition to any other remedies available to Seller, Seller shall have the option, in its sole discretion, to exercise one or more of the following remedies: (i) cause the start of the Service, Local Access Service or Ancillary Service described in a previously executed Service Order to be delayed pending satisfactory reassurance; or (ii) decline to accept a Service Order or other requests from Customer to provide Service, Local Access Service or Ancillary Service.

     7.6 Taxes. If any sales taxes, valued added taxes or similar charges or impositions are asserted against Seller after, or as a result of, Customer's use of Network Services, Local Access Services or Ancillary Service by any local, state, national, international, public or quasi-public governmental entity or foreign government or its political subdivision, including without limitation, any tax or charge levied to support the federal Universal Service Fund contemplated by the Telecommunications Act of 1996, or any state equivalent, Customer shall be solely responsible for such taxes, charges or impositions. Customer agrees to pay any such taxes, charges or impositions and hold Seller harmless from any liability or expense associated with such taxes, charges or impositions.

     7.7 Adjustments. Seller may make billing adjustments for a period of two (2) years after the Due Date of an invoice, or two (2) years after the date a service is rendered, whichever is later.


8.0  General Agreement

     8.1 Outage Credits. (a) Customer acknowledges the possibility of an unscheduled, continuous and/or interrupted period of time when a Network Service or Network Services are "unavailable" (as defined in the Technical Specifications attached hereto as Exhibit II) for a continuous period of two
     (2) hours (hereafter an "Outage"). An Outage shall begin upon the earlier of Seller's actual knowledge of the Outage or Seller's receipt of notice from the Customer of the Outage. In the event of an Outage, Customer shall be entitled to a credit (the "Outage Credit") upon Seller's receipt of Customer's written request for such Outage Credit, (i) for ATM or Frame Relay Service in the amount of ten percent (10%) of the monthly Port, PVC and/or usage charges (as stated on the applicable Service Order) regardless of the length of such Outage, or (ii) for Private Line Service in the amount of 1/720 of the monthly recurring charge for the interexchange portion of the Service for each hour in excess of the first two (2) consecutive hours that the affected Service fails to conform to the Technical Specifications.

     (b) In the event that Customer experiences one or more Outages on the same circuit or Service each month for a period of three consecutive months or three outages on the same circuit or Service in a given month (the "Excessive Outage"), Customer shall be entitled, in addition to the applicable Outage Credit, if any, to terminate such circuits as are affected by the Excessive Outage without liability for early termination charges stated in Section 6.1.


     (c) Customer shall not receive an Outage Credit if the interruptions are (i) of a duration of less than two (2) consecutive hours, (ii) caused by Customer or others authorized by Customer to use the Network Services under this Carrier Agreement, (iii) due to the failure of power, facilities, equipment, systems or connections not provided by Seller, (iv) caused by the failure of Local Access to Seller's fiber optic network, (v) the result of scheduled maintenance where Customer has been notified of scheduled maintenance in advance, (vi) due to a Force Majeure event as defined in Section 8.7 of this Carrier Agreement.

     (d) All Outage Credits shall be credited on Customer's next monthly invoice for the affected Service.

     (e) Under no circumstances shall an Outage or an Excessive
     Outage be deemed a default under this Carrier Agreement.

     8.2 Warranty and Disclaimer of Warranty. Seller warrants that Network Services or Ancillary Services shall be provided to Customer in accordance with the applicable Technical Specifications set forth in Exhibit II. Seller shall use commercially reasonable efforts under the circumstances to remedy any delays, interruptions, omissions, mistakes, accidents or errors in the Network Services or Ancillary Services and restore such Network Services or Ancillary Services to comply with the terms hereof. THE FOREGOING WARRANTY IS THE SOLE AND EXCLUSIVE WARRANTY AND IS PROVIDED IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     8.3 Limitation of Liability. Seller shall indemnify and defend Customer from and against any loss incurred by Customer with respect to any deficiency in any of the Services or Ancillary Services provided by Seller hereunder and any breach by Seller of its obligations under this Carrier Agreement; provided, that Seller's liability for any defect or deficiency in any services provided hereunder shall not exceed the sum of all amounts paid to Seller or any of its affiliates by Customer pursuant to this Carrier Agreement during the preceding three
     (3) months for the circuit or Service which was defective or deficient. IN THE EVENT OF ANY BREACH OF THIS CARRIER AGREEMENT OR ANY FAILURE OF THE NETWORK SERVICES OR THE ANCILLARY SERVICES, WHATSOEVER, NO PROVIDER (AS DEFINED IN SECTION 8.5) SHALL BE LIABLE FOR ANY (i) ANY SPECIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF BUSINESS OR PROFITS), OR (ii) ANY DAMAGES OF ANY KIND RESULTING FROM UNAUTHORIZED USE OF THE SYSTEM OR LOSS OF DATA. THIS PROVISION APPLIES TO ALL CLAIMS WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR ANY OTHER LEGAL THEORY, EVEN IF THE PROVIDER BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     8.4 Year 2000 Compliance Readiness Disclosure. Seller has initiated an enterprise-wide project to address the year 2000 compliance issue for all technology hardware and software, external interfaces with customers and suppliers, operations process control, automation and instrumentation systems and facilities items. Seller's goal is to have all business critical processes tested and certified as year 2000 compliant.
      "Year 2000 Compliant" means that any function of such hardware and software containing or calling on a calendar function, including, without limitation, any function indexed to the CPU clock, and any function providing specific days, or calculating spans of dates or days, shall record, store, process, provide and where appropriate, insert, true and accurate dates and calculations for dates and spans prior to, including and following January 1, 2000, and shall correctly recognize and process the date of February 29, and any related data, during leap years. Any occurrence of error or interruption of Service caused by non-compliance with this paragraph shall entitle

     Customer to the Outage Credits remedy stated in Section 3.0 of Schedule A of this Carrier Agreement. This shall be Customer's sole remedy in the event of any such error or interruption of Service caused by non-compliance with this paragraph.

          8.5 Customer Content and Indemnity.   Customer shall make
     all arrangements with copyright holders, music licensing organizations, performers' representatives or other parties for necessary authorizations, clearances or consents with respect to transmission contents ("Contents"). Customer shall indemnify and hold harmless Providers (as defined below) against and from any court, administrative or agency action, suit or similar proceeding, whether civil or criminal, private or public, brought against Providers arising out of or related to the contents transmitted hereunder (over Seller's network or otherwise) including, but not limited to, claims, actual or alleged, relating to any violation of copyright law, export control laws, failure to procure Consents, failure to meet governmental or other technical broadcast standards, or that such transmission contents are libelous, slanderous, an invasion of privacy, pornographic, or otherwise unauthorized or illegal. Providers shall be defined to include Seller, any third party or affiliated provider, operator or maintenance/repair contractor of facilities employed in connection with the provision of Network Services, Local Access Services or Ancillary Services under this Carrier Agreement. Seller may terminate or restrict any transmissions over the network if, in its judgment, (a) such actions are reasonably appropriate to avoid violation of applicable law; or (b) there is a reasonable risk that criminal, civil or administrative proceedings or investigations based upon the transmission contents shall be instituted against Providers. Customer agrees not to use Network Services, Local Access Services or Ancillary Services for any unlawful purpose, including without limitation any use which constitutes or may constitute a violation of any local, state or federal obscenity law.

     8.6  General Indemnity.

     a) Customer and Seller shall defend, indemnify and hold harmless the other against and from any and all claims for physical property damage, physical personal injury or wrongful death to the extent that such arises out of the negligence or willful misconduct of the respective indemnifying party, its employees, agents, or contractors in connection with the provision or use of Network Services, Local Access Services, Ancillary Services or other performance.

     b) With respect to third parties that use Network Services, Local Access Services or Ancillary Services through Customer, Customer shall defend, indemnify and hold harmless Providers against any claims by such third parties for damages arising or resulting from any defect in or failure to provide Network Services, Local Access Services or Ancillary Services.

     c) The indemnifying party agrees to defend the other against the claims as set forth above and to pay all reasonable litigation costs, attorneys' fees, court costs, settlement payments, and any damages awarded or resulting from any such claims. The indemnified party shall promptly notify the indemnifying party in writing of any such claims.

     8.7 Force Majeure. If either party's performance of this Carrier Agreement or any obligation (other than the obligation to make payments) hereunder is prevented, restricted or interfered with by causes beyond its reasonable control including, but not limited to, acts of God, fire, explosion, vandalism, cable cut, power outage, storm or other similar occurrence including rain fade or other atmospheric conditions, any law, order, regulation, direction, action or request of the United States Government or national, state or local governments, or of any department, agency, commission, court, bureau, corporation or other instrumentality of any one or more of said governments, or of any civil or military authority, or by national emergencies, insurrections, riots, wars, acts of terrorism, strikes, lockouts or work stoppages or other labor difficulties, supplier failures, shortages, breaches or delays, then the affected party shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction or interference. The affected party shall use commercially reasonable efforts under the circumstances to avoid and remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes cease.

     8.8 Events of Default. Either party may terminate this Carrier Agreement if the other is in default of any material obligation contained herein, which default has not been cured within thirty (30) days following the receipt of notice of such default setting forth the specifics of such default. Termination and receipt of any applicable refund are Customer's sole remedies in the event of any such Seller's default. Notwithstanding the foregoing, the failure of any particular Network Service or Network Services to comply with the Technical Specifications (as set forth in Exhibit II) shall not be deemed a default by Seller, but may obligate Seller to provide Customer with Outage Credits, as provided in Section
     8.1 hereof.

     8.9 Use of Services. Seller's obligation to provide Network Services, Local Access Services or Ancillary Services to Customer is subject to the following conditions: (a) Network Services, Local Access Services or Ancillary Services shall not be used for any unlawful purpose, (b) at least ten percent (10%) of the transmissions shall be interstate transmissions. Customer represents that this Carrier Agreement, to the extent it is subject to FCC regulation, is an inter-carrier agreement not subject to the filing requirements of Section 211(a) of the Communications Act of 1934, as amended. The parties hereto acknowledge that from time to time a portion or portions of the Customer's use of Network Services may be intended for transmission upon a portion of the Seller's network with respect to which Seller is contractually limited to use for multimedia transmissions (i.e. internet traffic, video and radio transmission services and/or related applications, including, graphic, visual, imaging, interactive and multimedia transmissions)(the "Restricted Fiber"). Upon request from the Seller, Customer agrees within one (1) business day to identify the nature of its proposed use of the Service so as to permit Seller to determine whether the Service may be carried over the Restricted Fiber. The fact that Seller may not utilize the Restricted Fiber for such transmissions shall not affect Seller's obligation to provide Network Services or Ancillary Services, unless otherwise specifically set forth in this Carrier Agreement.

     8.10 Proprietary Information. Customer understands and agrees that the terms and conditions of this Carrier Agreement and all documents referenced herein (including invoices to Customer for Network Services, Local Access Services or Ancillary Services provided hereunder) are confidential as between Customer, Seller and its affiliates and shall not be disclosed by
     Customer to any party other than the directors, officers, and employees or agents of Customer who have specifically agreed to nondisclosure of the terms and conditions hereof. Violation by Customer or its agents of the foregoing provision shall entitle Seller, at its option, to discontinue Network Services, Local Access Services or Ancillary Services to Customer without further obligation or liability to Customer. Customer further agrees that any Customer generated press release, advertisement or publication regarding this Carrier Agreement, Network Services, Local Access Services or Ancillary Services provided hereunder or in which Seller, or its affiliates are to be mentioned, will be submitted to Seller for its written approval prior to publication. Customer understands and agrees that Seller may disclose such information as may be required under applicable law including, without limitation, filing of tariffs.

     8.11 Intrastate Interexchange Services. Customer may use any interexchange Service provided under this Carrier Agreement only if such interexchange Service is used for carrying interstate telecommunications (i.e., telecommunications subject to the jurisdiction of the Federal Communications Commission). Seller and its affiliates shall not be obligated to make available interexchange Service on a circuit with end points within a single state or service on a circuit which originates/terminates at points both of which are situated within a single state unless Customer represents in writing that such interexchange Service or circuits shall be used to carry at least 10% interstate telecommunications. If it is determined at any time that such interexchange Service or circuit is subject to state regulation, the interexchange Service or circuit may be provided by Seller or its affiliates pursuant to applicable state laws, regulations and applicable tariffs, or Seller and its affiliates may discontinue provision of the affected interexchange Service or circuit.

     8.12 Tariff. Based on Customer's representation to Seller that Customer is a telecommunications carrier, to the best of Seller's knowledge, this Carrier Agreement is not subject to and does not require the filling of a tariff with the Federal Communications Commission (the "FCC"), because this Carrier Agreement is subject to the inter-carrier exemption provided in 47 U.S.C. Sec. 211(a), or is otherwise provided on a private carriage basis. In the event that due to a court or agency ruling, or change in applicable law or regulation, this Carrier Agreement becomes subject to a requirement of an FCC tariff, then Seller will file a contract tariff with the FCC incorporating all of the material terms and conditions of this Carrier Agreement, including pricing, and the parties agree to abide by that contract tariff.

     8.13 Customer Responsibilities. Customer has sole responsibility for installation, testing and operation of facilities, services and equipment ("Customer Facilities") other than those specifically provided by Seller as part of the Network Services, Local Access Services or Ancillary Services as described in a Service Order. In no event will the untimely installation or non-operation of Customer Facilities relieve Customer of its obligation to pay charges for the Network Services, Local Access Services or Ancillary Services after the Actual Start Date.

9.0.      Miscellaneous Provisions

     9.1 Title to Equipment. This Carrier Agreement shall not, and shall not be deemed to, convey to Customer title of any kind to any of the transmission facilities, digital encoder/decoders, telephone lines, microwave facilities or other facilities utilized in connection with the Network Services or Ancillary Services. Any equipment provided by Customer must be itemized on a schedule listing all such Customer-provided equipment and appended to the Service Order to which use of that equipment relates ("Customer Equipment Inventory"). Seller shall not be obligated to provide any Network Services, Local Access Services or Ancillary Services for Customer if Customer will be providing any of its own equipment unless and until such equipment is itemized on the applicable Customer Equipment Inventory.

     9.2 Conflict of Law. In addition to the nonpayment of any sum due hereunder, Seller may immediately suspend Network Services, Local Access Services or Ancillary Services in whole or part if Seller determines that such Network Services, Local Access Services or Ancillary Services violate the Communications Act of 1934, as amended (including the Telecommunications Act of 1996), or that the imposition of any state or federal statute, or promulgation of any rule, regulation, or order of the Federal Communications Commission ("FCC") or other governing body makes Seller's performance commercially impracticable.

     9.3 Effect of Change in Law. Upon thirty (30) day's prior written notice to the other party, either Customer or Seller shall have the right, without disconnection charge or other liability to the other party, to cancel the affected portion of any Service, Local Access Service or Ancillary Service, if Seller is prohibited by governmental authority from furnishing or Customer is prohibited from using such portion, or if any material rate or term contained herein and relevant to the affected portion of any Service, Local Access Service or Ancillary Service is substantially changed by order of the highest court of competent jurisdiction to adjudicate the matter, the Federal Communications Commission, or other local, state or federal government authority.




CUSTOMER                      WILLIAMS NETWORK, A DIVISION OF
                              WILLIAMS COMMUNICATIONS, INC.

By: /s/Paul Sandhu                   By: /s/Frank Femple
Name: Paul Sandhu                  Name: Frank Femple

Title:                             Title:

Date:                              Date:

                              Exhibit I

Williams Network Pricing Schedule

This Pricing Schedule is made as of this _____ day of ________________, 1999, and is subject to that Carrier Services
Agreement No. __________________ (the "CSA") by and between Williams Network, a division of Williams Communications, Inc., a Delaware corporation ("Seller"), and GTC Telecom, a Nevada corporation
("Customer").

A.   ATM SERVICES

1. Recurring Rates & Charges: Williams Network ATM service has three basic rate elements; Local Access, Port Connections, and Bandwidth.
a. Local Access. Pricing for Local Access is determined in accordance with the Terms and Conditions set forth in Section 5.0 of this Carrier Agreement.
b. UNI Port Connections. Pricing for User Network Interface (UNI) Port Connections is determined on the port speed connections selected by Customer. UNI is Port Connections are currently available at DS3, OC3 and OC12 speeds. Monthly recurring charges for Port Connections are set forth in Table A.1 below.
Table A.1 Monthly Recurring Port Charges
Monthly Recurring Port ChargesPort Speed     Monthly Recurring Port
Charge CoS
DS3  $4,500    VBRnrt or CBR
OC3  $11,000   VBRnrt or CBR
OC12 $37,000   VBRnrt or CBR

c.   Bandwidth.
     (i) There are two types of Bandwidth which can be selected, the Virtual Channel Connection (VCC) or the Virtual Path Connection
(VPC). The type of bandwidth selected by the Customer does not determine the price.
     (ii) Pricing for Bandwidth is determined based on the Class of Service (CoS). Two Classes of Service are offered by Williams
Network: Constant Bit Rate (CBR) and Variable Bit Ratenon real time (VBRnrt). CoS charges are stated in Committed Information Rates
(CIR) which are stated in Megabit per second (Mbps) increments for one-way (Simplex) VCCs or VPCs. CIR increments are available in 1Mbps increments up to 40Mbps for DS3 ports, 5 Mbps increments up to 150 Mpbs for OC3 ports and 25 Mbps increments up to 600 Mbps for OC12 ports. Monthly recurring charges for Bandwidth are set forth in Table A.2 below.

Table A.2 Monthly Recurring Bandwidth Charges

Monthly Recurring Bandwidth Charges
Port Speed     CoS  CIR (Mbps)     Price Per Mbps
DS3  VBRnrt    1-9  $151
     VBRnrt    10-19     $147
     VBRnrt    20-29     $144
     VBRnrt    30-40     $140
OC3  VBRnrt    5-20 $147
     VBRnrt    25-35     $144
     VBRnrt    40-55     $140
     VBRnrt    60-75     $137
     VBRnrt    80-95     $133
     VBRnrt    100-120   $130
     VBRnrt    125-150   $126
OC12 VBRnrt    25-75     $133
     VBRnrt    100-175   $130
     VBRnrt    200-275   $126
     VBRnrt    300-350   $123
     VBRnrt    375-475   $119
     VBRnrt    500-600   $116
DS3  CBR  1-9  $323
     CBR  10-19     $315
     CBR  20-29     $308
     CBR  30-40     $300
OC3  CBR  5-20 $315
     CBR  25-35     $308
     CBR  40-55     $300
     CBR  60-75     $293
     CBR  80-95     $285
     CBR  100-120   $278
     CBR  125-150   $270
OC12 CBR  25-75     $285
     CBR  100-175   $278
     CBR  200-275   $270
     CBR  300-350   $263
     CBR  375-475   $255
     CBR  500-600   $248

2.   Non-Recurring Charges:
Non-recurring charges include installation, configuration changes, order cancellations and order changes that may be incurred for the Port, VCC or VPC. Such non-recurring charges are set forth in Table
A.3 below.

Table A.3
Non Recurring Charges

Description of Charge    Charges

Installation:
     DS3 Port  $1,500
     OC3 Port  $4,000
     OC12 Port $15,000
     per PVC or VP  $40
Expedite Charge     $300
Change of Service Order Charges:
     Configuration Change Charge   $50
     Order Cancellation Charge     $250
     Port Order Change Charge $100
Change of Service Charge:
     Configuration Change Charge   $50
     Port Order Change Charge $100

Configuration change charges are applied when the bandwidth size of a VCC or VPC are changed.
Order Cancellation Charges apply when a PVC, VP or Port has been ordered and needs to be canceled prior to the Service having been installed and accepted.
     Port Order Change Charges apply when Customer requests to change the port size ordered. If the Port has been installed and accepted, Customer will be charged for a new port installation.
3.   ATM Discount Structure
Williams Network offers the following discounts on ATM Service charges. Discounts are based on the monthly recurring Port Connection and Bandwidth (CIR) charges only for ATM Services, as well as the applicable monthly revenue as defined for Private Line Service, Frame Relay Service and Collocate Service. Any credits to which Customer may be entitled, late payment penalties, taxes or other government surcharges, any one-time non-recurring fees and charges or any charges related to Local Access Services are not considered when determining the monthly revenue for purposes of the ATM discount. The discount structure is based on the monthly revenue achieved by Customer and the stated length of the Service Order. The discount Customer will receive on any Service Order will be determined by the level of revenue achieved by Customer at the time the Service Order is placed and will include the anticipated revenue for the Service Order being placed. The discount is determined at the time the Service Order is placed and Customer shall receive the determined discount for the remainder of the term of the Service Order. Customer will receive the stated discount off of Seller's standard rates as such rates may exist from time to time.

Table A.4
Discount StructureMonthly Revenue  1 Year    2 Year    3 Year    4
Year    5 Year
Less than $25,000   0%   0%   0%   0%   0%
$25,000   12%  14%  18%  22%  27%
$50,000   14%  16%  20%  24%  29%
$100,000  16%  18%  22%  26%  31%
$150,000  18%  20%  24%  28%  33%
$200,000 (+)   20%  22%  26%  30%  35%

B.   Private Line Services

1. Williams Network Private Line Service has three basic rate elements; Interexchange charges, Local Access Charges and non-recurring charges.

a. Interexchange rates are determined in accordance with Table B.3 below. Pricing for any Service not listed in such Table is determined on an individual case basis and will be set forth on Customer's Service Order.

The minimum monthly charge for any Interexchange circuit ordered by Customer shall be as follows:
Table B.1
Minimum Monthly ChargesDS-3   $2,000
OC-3 $5,000
OC-12     $20,000
OC-48     $80,000


b.   Non-Recurring Charges:


Table B.2

Non-Recurring Charges    DS-1 DS-3 OC-3 OC-12     OC-48

New Order Installation   $400 $2,000    $6,000    $12,000   $24,000
Order Change (1st change free)     $25  $50  $2,000    $3,000    $4,000
Order Cancellation
            Pre-Engineering   $150 $250 $500 $750 $1,000
            Post-Engineering  $300 $500 $2,000    $3,000    $4,000
ASR (new or disconnect) Special Access  $250 $250 $250 $250 $250
ASR Supplement $150 $150 $150 $150 $150
Order Expedite $300 $300 $300 $300 $300
Reconfiguration     $200 $1,000    $3,000    $6,000    $12,000
Additional Installation/Maintenance/Engineering   $100.00/hr
$100.00/hr     $100.00/hr     $100.00/hr     $100.00/hr

Additional Installation/Maintenance/Engineering (After Hours)
$125.00/hr     $125.00/hr     $125.00/hr     $125.00/hr     $125.00/hr
                         Cross-Connect Charge     Monthly Recurring
 Non-Recurring
DS-1 $150 $300
DS-3 $250 $500
OC-3 $600 $1,000
OC-12     $1,200    $10,000
OC-48     $3,500    $25,000

Installation charges shall apply to the normal installation of equipment necessary to provide the requested service to the point of demarcation at the Customer's premises. Additional installation charges shall apply when Seller is required to install equipment other than that normally required to provide the service or when Customer requests special equipment.

Non-recurring charges not described above will be considered special requests and will be handled on an individual case basis. All of the charges stated above are subject to change with thirty (30) days notice.


c.   Private Line Discount Structure

Williams Network offers the following discounts on Private Line Service charges. Discounts are based on the monthly recurring interexchange charges only for Private Line Services, as well as the applicable monthly revenue as defined for ATM Service, Frame Relay Service and Collocate Service. Any credits to which Customer may be entitled, late payment penalties, taxes or other government surcharges, any one-time non-recurring fees and charges or any charges related to Local Access Services are not considered when determining the monthly revenue for purposes of the Private Line discount. The discount structure is based on the monthly revenue achieved by Customer and the stated length of the Service Order.
The discount Customer will receive on any Service Order will be determined by the level of revenue achieved by Customer at the time the Service Order is placed and will include the anticipated revenue for the Service Order being placed. The discount is determined at the time the Service Order is placed and Customer shall receive the determined discount for the remainder of the term of the Service Order. Customer will receive the stated discount off of Seller's standard rates as such rates may exist from time to time. The rates stated in the discount tables below are per VGE V&H mile per month.

Table B.3

Month to
Month Rate
 $                    0.04
DS3 RATE TABLE 1 year Circuit 2 year Circuit 3 year Circuit 4 year
Circuit 5 year Circuit$ Volume     Rate Disc.     Rate Disc.
Rate Disc.     Rate Disc.     Rate Disc.
Less than $50,000   .0348     13%  .0344     14%  .0340     15%
 .0336     16%  .0332     17%

   $               50,000     .0344     14%  .0340     15%  .0336
 16% .0332     17%  .0328     18%
 $             100,000   .0340     15%  .0336     16%  .0332     17%
 .0328    18%  .0324     19%
 $             250,000   .0336     16%  .0332     17%  .0328     18%
 .0324    19%  .0320     20%
 $             500,000   .0332     17%  .0328     18%  .0324     19%
 .0320    20%  .0316     21%
 $             750,000   .0328     18%  .0324     19%  .0320     20%
 .0316    21%  .0312     22%
 $          1,000,000    .0324     19%  .0320     20%  .0316     21%
 .0312    22%  .0308     23%
 $          1,500,000    .0320     20%  .0316     21%  .0312     22%
 .0308    23%  .0304     24%
 $          2,000,000    .0316     21%  .0312     22%  .0308     23%
 .0304    24%  .0300     25%
Month to
Month Rate
 $          0.0375  OC-3 / OC-3(c)  RATE TABLE    1 year Circuit 2
year Circuit   3 year Circuit 4 year Circuit 5 year Circuit$ Volume
 Rate     Disc.     Rate Disc.     Rate Disc.     Rate Disc.
Rate Disc.
Less than $50,000   .0326     13%  .0323     14%  .0319     15%
 .0315     16%  .0311     17%
 $         50,000   .0323     14%  .0319     15%  .0315     16%
 .0311     17%  .0308     18%
 $       100,000    .0319     15%  .0315     16%  .0311     17%
 .0308     18%  .0304     19%
 $       250,000    .0315     16%  .0311     17%  .0308     18%
 .0304     19%  .0300     20%
 $       500,000    .0311     17%  .0308     18%  .0304     19%
 .0300     20%  .0296     21%
 $       750,000    .0308     18%  .0304     19%  .0300     20%
 .0296     21%  .0293     22%
 $    1,000,000     .0304     19%  .0300     20%  .0296     21%
 .0293     22%  .0289     23%
 $    1,500,000     .0300     20%  .0296     21%  .0293     22%
 .0289     23%  .0285     24%
 $    2,000,000     .0296     21%  .0293     22%  .0289     23%
 .0285     24%  .0281     25%

Month to
Month Rate
 $          0.0335  OC-12 / OC-12(c)  RATE TABLE  1 year Circuit 2
year Circuit   3 year Circuit 4 year Circuit 5 year Circuit$ Volume
 Rate     Disc.     Rate Disc.     Rate Disc.     Rate Disc.
Rate Disc.
Less than $250,000  .0291     13%  .0288     14%  .0285     15%
 .0281     16%  .0278     17%
 $       250,000    .0288     14%  .0285     15%  .0281     16%
 .0278     17%  .0275     18%
 $       500,000    .0285     15%  .0281     16%  .0278     17%
 .0275     18%  .0271     19%
 $       750,000    .0281     16%  .0278     17%  .0275     18%
 .0271     19%  .0268     20%
 $    1,000,000     .0278     17%  .0275     18%  .0271     19%
 .0268     20%  .0265     21%
 $    1,500,000     .0275     18%  .0271     19%  .0268     20%
 .0265     21%  .0261     22%
 $    2,000,000     .0271     19%  .0268     20%  .0265     21%
 .0261     22%  .0258     23%
 $    3,000,000     .0268     20%  .0265     21%  .0261     22%
 .0258     23%  .0255     24%
 $    4,000,000     .0265     21%  .0261     22%  .0258     23%
 .0255     24%  .0251     25%
Month to
Month Rate
 $          0.0320  OC-48  RATE TABLE   1 year Circuit 2 year
Circuit 3 year Circuit   4 year Circuit 5 year Circuit$ Volume
Rate Disc.     Rate Disc.     Rate Disc.     Rate Disc.     Rate Disc.
Less than $250,000  .0278     13%  .0275     14%  .0272     15%
 .0269     16%  .0266     17%
 $       250,000    .0275     14%  .0272     15%  .0269     16%
 .0266     17%  .0262     18%
 $       500,000    .0272     15%  .0269     16%  .0266     17%
 .0262     18%  .0259     19%
 $    1,000,000     .0269     16%  .0266     17%  .0262     18%
 .0259     19%  .0256     20%
 $    2,000,000     .0266     17%  .0262     18%  .0259     19%
 .0256     20%  .0253     21%
 $    3,000,000     .0262     18%  .0259     19%  .0256     20%
 .0253     21%  .0250     22%
 $    4,000,000     .0259     19%  .0256     20%  .0253     21%
 .0250     22%  .0246     23%
 $    5,000,000     .0256     20%  .0253     21%  .0250     22%
 .0246     23%  .0243     24%
 $    6,000,000     .0253     21%  .0250     22%  .0246     23%
 .0243     24%  .0240     25%

C.   Frame Relay Services

1. Rates & Charges: Williams Network Frame Relay Service has four principal rate elements: Local Access, Port Connections, Permanent Virtual Circuits (PVCs), and Trunking charges.

     Port Connections and PVCs can be categorized as being either a User-to-Network Interface (UNI) type or Network-to-Network Interface
(NNI) type. An NNI port is defined as one end of a connection between Seller's frame relay network and another carrier's network. The connecting carrier could be either a customer or off-net service provider. Similarly, an NNI PVC is defined as one which has each end of the PVC residing in two different carrier's frame relay networks, rather than the originating and terminating points being in the same carrier's network.

2.   Conventional Frame Relay Services:

a. Local Access: Pricing for Local Access is determined in accordance with the Terms and Conditions set forth in Section 5.0 of this Carrier Agreement.

b. Port Connections: Both UNI and NNI port charges are based solely on the speed of the port selected by the Customer. Available port speeds range from 64 Kilobits per second (Kbps) to 1.536 Megabits per second (Mbps). Available speeds are set forth in Table
C.1 below. Monthly recurring charges and installation charges for frame relay ports are set forth in Table C.1 below. Other non-recurring charges are set forth in Table C.3 below.

c. Permanent Virtual Circuit (PVC) bandwidth charges: UNI and NNI PVC charges are both based solely on the bandwidth selected by Customer. Bandwidth charges are stated in Committed Information Rates (CIR) which are stated in Kbps increments for one-way (Simplex) PVCs. Available PVC-CIR speeds range from 4 Kbps to 1.024 Mbps. Available speeds are set forth in Table C.1 below. Monthly recurring charges and installation charges for Frame Relay PVCs are set forth in Table C.1 below. Other non-recurring charges are set forth in Table C.3 below.

d. Trunking Charges: The trunking charge is for the communication line between the Williams Network switch and Customer's switch. The trunking charge is added to the rates set forth in Table C.1 below.

Table C.1 Monthly Recurring Charges (MRC) and Installation Charges

Frame Relay Service
 Components    Speed/CIR
(Kbps)    MRC  Install
NNI Port (Private NNI)   64    $ 201     $            250
     128   $ 376     $            250
(Add: 'NNI Trunking Charge')  192   $ 410     $            250
     256   $ 443     $            250
     320   $ 549     $            250
     384   $ 655     $            250
     448   $ 741     $            250
     512   $ 828     $            250
     576   $ 886     $            250
     640   $ 944     $            250

     704   $ 1,002   $            250
     768   $ 1,061   $            250
     1024  $ 1,324   $            250
     1536  $ 1,670   $            250
NNI PVC   4     $ 7       $             25
(Simplex Pricing)   8     $ 9       $             25
     16    $ 11      $             25
     32    $ 18      $             25
     48    $ 27      $             25
     64    $ 36      $             25
     128   $ 72      $             25
     192   $ 107     $             25
     256   $ 143     $             25
     320   $ 179     $             25
     384   $ 215     $             25
     448   $ 250     $             25
     512   $ 286     $             25
     576   $ 322     $             25
     640   $ 358     $             25
     704   $ 394     $             25
     768   $ 429     $             25
     832   $ 465     $             25
     896   $ 501     $             25
     960   $ 537     $             25
     1024  $ 572     $             25
UNI Ports 64    $ 201     $            250
     128   $ 376     $            250
     192   $ 410     $            250
     256   $ 443     $            250
     320   $ 549     $            250
     384   $ 655     $            250
     448   $ 741     $            250
     512   $ 828     $            250
     576   $ 886     $            250
     640   $ 944     $            250
     704   $ 1,002   $            250
     768   $ 1,061   $            250
     1024  $ 1,324   $            250
     1536  $ 1,670   $            250
UNI PVCs  4     $ 7       $             25
(Simplex Pricing)   8     $ 9       $             25
     16    $ 11      $             25
     32    $ 18      $             25
     48    $ 27      $             25
     64    $ 36      $             25
     128   $ 72      $             25
     192   $ 107     $             25

     256   $ 143     $             25
     320   $ 179     $             25
     384   $ 215     $             25
     448   $ 250     $             25
     512   $ 286     $             25
     576   $ 322     $             25
     640   $ 358     $             25
     704   $ 394     $             25
     768   $ 429     $             25
     832   $ 465     $             25
     896   $ 501     $             25
     960   $ 537     $             25
     1024  $ 572     $             25
Local Access   DS-0/DDS
     ICB
ICB
     ICB

     FT-1 ICB
ICB
     ICB

     DS-1 ICB
     ICB

NNI Trunking Charge DS-0/DDS
     ICB
ICB
     ICB

     FT-1 ICB
ICB
     ICB

     DS-1 ICB
     ICB


3.   Enhanced Frame Relay Services:

a.  Frame Relay/ATM Service Interworking:

Frame Relay/ATM Service Interworking gives Customer the ability to communicate seamlessly between ATM and Frame Relay locations. There is no additional charge for locations requiring ATM beyond the standard ATM charges set forth in Section A of this Pricing
Schedule.

     b. Flex-CIR Services: Seller's Flex-CIR Service is designed to help end-users in two ways:

1. Customer can reserve the exact amount of bandwidth needed by the end-user during the hours it is most critical.

2. Customer can minimize network costs by 'turning off' excess bandwidth during the hours when it is least required.

     Specifically, Customer will be able to plan adjustments to PVC speeds (or CIR) at quarter-hour increments (e.g. 8:00, 8:15, 8:30, 8:45, etc.). Once Customer has made a speed change, Customer will not be able to make another change for at least two (2) hours. Customer shall have the option of establishing different speed schedules for the same PVC depending on the day of the week (e.g. turning a Flex-CIR PVC down from its 'weekday speed' of 256 Kbps CIR to 64 Kbps CIR on the weekend). The configuration charges for this enhanced service are provided in Table C.2 below.

Table C.2
Time-of-Day/Day-of-Week Flex-CIR
PVC ChargesDescription   NRC (Per PVC)  MRC (Per PVC)
Basic PVC Charge
(Based on weighted average of CIRs)     (Standard NRC charge for
average CIR level)  (Standard MRC charge for average CIR level)
TOD Configuration Charge (2 CIR adjustments per day)   $40  $60
DOW Configuration Charge (2 CIR adjustments per wk.)   $40
     $60

Each additional CIR adjustment per period (Per day or per week)  $20
 $30
Example:

Pricing Step 1: Customer establishes the necessary CIR and times for the TOD Flex-CIR Service as follows:

          8 a.m. to 5 p.m.:1.024Mbps
          5 p.m. to 8 a.m.: 64 Kbps

Once the times and CIR are known, Seller and Customer may then prorate the charges, based on the percent of time each CIR speed is scheduled for use. In this example, assuming the standard Monthly Recurring Charges are $600 for a 1.024Mbps CIR and $40 for a 64Kbps CIR, the prorated charge would be calculated as follows:

          Business Hours: 9/24 hours * $600 (1.024Mbps CIR) = $225 Nonbusiness Hours: 15/24 hours * $40 (64Kbps CIR) = $25

          Total Prorated Flex-CIR Charge:                  = $250.00
per month

     Pricing Step 2: Next, Seller adds the speed change configuration charges. There is a $30 fee every time the CIR is changed during a Time-of-Day (TOD) schedule. In this example, the CIR speed changes two times each day (i.e. 8 a.m. to 5 p.m. and 5 p.m. to 8 a.m.). The TOD configuration charges would be calculated as follows:

          TOD Configuration Charge = $30/daily speed change * 2
Changes = $60 per month

     Pricing Step 3:  In order to determine the total monthly
Flex-CIR cost for this PVC, the Seller adds the "Prorated Charge" calculated in Step 1 with the "TOD Configuration Charge" calculated in Step 2.

          Monthly Recurring Flex-CIR PVC Cost: $250 + $60 = $310 per month

     Pricing Step 4: In order to determine the non-recurring charges for this example, you first determine the installation charges. The Installation charges for PVC's are $25 (you would add to this the installation charge for the ports chosen by Customer as well. Since ports were not part of this example, the Port installation charges and MRC have not been included). Since there are 2 PVC's (64 & 1.024 Mbps) the total installation charge for the PVC's is $50. In addition, Customer would pay a one time non-recurring charge of $40 for the TOD configuration. Therefore, in this example, Customer's non-recurring charges for the PVC's only would be $90.

4. Additional Non-recurring Charges: In addition to the non-recurring installation charges set forth in Tables C.1 & C.2 above, Customer may incur additional non-recurring charges as set forth in Table C.3 below.

Table C.3
Additional Non-Recurring ChargesDescription of Charge  Charge
Configuration Changes    $50
Order Cancellation Charge     $250
PVC Order Change Charge  $50
Port Order Change Charge $100
Configuration charges are applied when the CIR of PVCs for Basic Frame Relay Service are changed or when Customer desires a change to the CIR of PVCs in an already established Flex CIR Schedule (i.e. Customer will not be charged the $50 fee for changes to the CIR when establishing its initial Flex-CIR schedule).
Order Cancellation Charges apply when a Customer cancels an order prior to its installation.
PVC Order Change Charges apply when Customer makes a change to the PVC size ordered. If the PVC has been installed and accepted, Customer will be charged for a new PVC installation.
Port Order Change Charges apply when Customer requests to change the port size ordered. If the Port has been installed and accepted, Customer will be charged for a new port installation.
5.   Frame Relay Discount Schedule
Williams Network offers the following discounts on Frame Relay Service charges. Discounts are based on monthly recurring charges only for Frame Relay Services, as well as the applicable monthly revenue as defined for Private Line Service, ATM Service and Collocate Service. Any credits to which Customer may be entitled, late payment penalties, taxes or other government surcharges, any one-time non-recurring fees and charges or any charges related to Local Access Services are not considered when determining the monthly revenue for purposes of the Frame Relay discount. The discount structure is based on the monthly revenue achieved by Customer and the stated length of the Service Order. The discount Customer will receive on any Service Order will be determined by the level of revenue achieved by Customer at the time the Service Order is placed and will include the anticipated revenue for the Service Order being placed. The discount is determined at the time the Service Order is placed and Customer shall receive the determined discount for the remainder of the term of the Service Order. Customer will receive the stated discount off of Seller's standard rates as such rates may exist from time to time.
Table C.4
Monthly Revenue Commitment    1 Year    2 Year    3 Year    4 Year
 5 Year
$0   0%   0%   0%   0%   0%
$20,000   37.0%     39.0%     41.0%     43.0%     45.0%

$30,000   38.0%     40.0%     42.0%     44.0%     46.0%
$40,000   39.0%     41.0%     43.0%     45.0%     47.0%
$50,000   40.0%     42.0%     44.0%     46.0%     48.0%
$75,000   41.0%     43.0%     45.0%     47.0%     49.0%
$100,000  42.0%     44.0%     46.0%     48.0%     50.0%
$150,000  43.0%     45.0%     47.0%     49.0%     51.0%
$250,000  43.5%     45.5%     47.5%     49.5%     51.5%
$350,000  44.0%     46.0%     48.0%     50.0%     52.0%
$500,000  44.5%     46.5%     48.5%     50.5%     52.5%
$750,000  45.0%     47.0%     49.0%     51.0%     53.0%
$1,000,000     45.5%     47.5%     49.5%     51.5%     53.5%


IV.  Pricing General Conditions

1. All pricing set forth in Sections I, II and III above is Seller's current pricing. Such pricing is subject to change upon thirty (30) days written notice by Seller to Customer. Price changes shall only be effective on a going-forward basis and shall not apply to Service Orders previously placed by Customer and accepted by Seller.

IN WITNESS WHEREOF, the parties hereto have executed this Williams Network Pricing Schedule as of the day and year first above written.

CUSTOMER:                                 WILLIAMS NETWORK, A DIVISION OF
                                          WILLIAMS COMMUNICATIONS, INC.

/s/Paul Sandhu                            /s/Frank Femple
Signature of Authorized Representative    Signature of Authorized Representative

Paul Sandhu
Printed Name                              Printed Name


Title                                     Title

                              Exhibit II

              Williams Network Technical Specifications

I.         TECHNICAL SPECIFICATIONS FOR ATM AND FRAME RELAY SERVICES

                       A.         Williams Network
                       Technical Specifications are
                       stated as an objective that the
                       ATM and Frame Relay Services will
                       perform in accordance with
                       prevailing telecommunications
                       industry standards.  All Service
                       provided under Williams ATM and
                       Frame Relay Services are measured
                       using two variables:  Network
                       Availability and
                       Mean-time-to-restore.
                       Mean-time-to-restore is discussed
                       in the General Provisions of this
                       Schedule.

                       B.         Availability.

         1. Availability on Williams Network. Availability is a measurement of the percent of total time that service is operative when measured over a 365 consecutive day (8760 hour) period. For ATM and Frame Relay Services on the Williams network, availability shall be 99.95% from point-of-presence ("POP") to POP measured over a one year period.
         2. Availability for Services not on Williams Network. For Services not on the Williams network, the off-net provider will establish availability. The Local Access availability standards for ATM and Frame Relay Services are established by the Local Access Provider.
         3. See General Provisions for other factors affecting availability.

     II.  TECHNICAL SPECIFICATIONS FOR PRIVATE LINE SERVICE

     A.   Interconnection Specifications

         1. DS-3. DS-3 service is provided in accordance with ANSI Standard T1.102 (formerly AT&T Compatibility Bulletin
         119) and Technical Reference 54014 '4. DS-3 Service operates at 44.736 Mbps.
         2. Optical SONET Services (OC-N). Optical SONET Services are provided in accordance with ANSI Standard T1.105. OC-3 Service operates at 155.520 Mbps and is configured with 3 separate STS-1 signaling paths. OC-3C Service operates at
         155.520 Mbps and is configured with 1 STS-3C signaling path (or 3 concatenated STS-1 signaling paths). OC-12 Service operates at 622.080 Mbps with 12 separate STS-1 signaling paths. OC-12C Service operates at 622.080 Mbps with 1 STS-12C signaling path (or 4 separate STS-3C signaling paths). OC-48 Service operates at 2488.320 Mbps and is configured with 48 separate STS-1 signaling paths.
     B.   Availability.

         1. Availability on Williams Network. Availability is a measurement of the percent of total time that service is operative when measured over a 365 consecutive day (8760 hour) period. DS-3 and Optical SONET Service is considered inoperative when there has been a loss of signal or when two consecutive 15 second loop-back tests confirm the observation of a bit error rate equal to or worse than 1 x 10-6. For Services on the Williams network, availability shall be 99.95% from POP to POP measured over a one year period.
         2.   Availability for Services not on Williams Network.
         For Services not on the Williams network, the off-net provider will establish availability. The Local Access availability standards for DS-3 and Optical SONET Services are established by the Local Access Provider.
         3. See General Provisions for other factors affecting availability.

     C.   Performance (% Error Free Seconds, while Available).

          1. Error Free Seconds on Williams Network. Performance is noted in Error Free Seconds which are a measure of the percentage of total seconds that do not contain bit errors when measured over a consecutive 24 hour period. Performance shall be measured on a one-way basis using a Pseudo Random Bit Sequence test pattern as defined in CCITT Recommendation 0.151. For Services on the Williams network, Error Free Seconds shall be 99.5% from POP to POP measured over a monthly period.

          2. Error Free Seconds for Services Not on Williams Network. The Error Free Seconds standards for the Local Access for DS-3 and Optical SONET Service is established by the Local Access Provider. For Services not on the Williams network, the off-net provider will establish Error Free Seconds. For multi-media services, Error Free Seconds will be as defined by WorldCom, Inc.

III. GENERAL PROVISIONS RELATING TO TECHNICAL SPECIFICATIONS

     A.   Quality Standards.

         1. Standards apply on a one-way basis between Williams Point(s) of Presence (POP) only.
         2. All standards exclude nonperformance due to force majeure or planned interruptions for necessary maintenance purposes.
         3. All standards exclude nonperformance due to acts or omissions of Customer or due to any failure of Customer-provided equipment.
     B.    Maintenance

          1. Williams will undertake repair efforts on equipment or fiber when Williams first becomes aware of it, or when notified by Customer and Customer has released all or part of the Service for testing. The maintenance standards in this Section III B only apply for Network Equipment or Fiber on Williams' owned and operated network and from Williams' POP to Williams' POP.

          2. Mean Time to Restore (MTTR) is the average time required to restore service and resume availability and is stated in terms of equipment and cable outages. The time is measured from the moment the outage is reported until the service is available.

     3.   MTTR Objective: 2 Hours (Network Equipment)
                          6 Hours (First Fibers on Cable)

     C. Calculation. Williams Network calculates network availability upon written request from customers. Customer must notify the Williams Network Customer Care department and initiate an action request to determine if the standards stated above were met.

                             Exhibit III

                Williams Network Collocation Services
                           SERVICES & TERMS
This Collocation Service Schedule ("Schedule") is made as of this ______day of ___________, 199_, and is subject to that Carrier Services Agreement No. _________________ the ("CSA") by and between Williams Network, a division of Williams Communications, Inc., a Delaware corporation ("Seller"), and GTC Telecom, a Nevada corporation ("Customer").
     1.  COLLOCATION SERVICE:
        1.1           COLLOCATION SERVICE DESCRIPTION ("COLLOCATION
        SERVICE").
        Seller grants the Customer a license to occupy, access and locate therein certain telecommunications transmission equipment and cabling ("Equipment") for the purpose of interconnecting the Equipment with Seller's telecommunications transmission network within a portion of certain premises ("Premises") which are currently owned or leased by Seller. Customer shall initiate request for Collocation Service by completion of the form included as Attachment I to this Schedule. Collocation Service is granted only by mutual execution of relevant Collocation Service Order(s), identified as Attachment II to this Schedule. The portion of collocation space ("Space") allocated is accepted "as-is" by Customer and Seller makes no representation as to the fitness of the space for the Customer's intended purpose. Customer shall abide by the standard specifications as set forth in the Technical Specifications as attached hereto. No work related to Collocation Service shall commence until the CSA, Collocation Schedule, the Collocation Service Request, and the relevant Collocation Service Order(s) are mutually executed.
        Only upon the express written consent of Seller may Customer interconnect the Equipment with transmission service provided to Customer by third parties. If Customer should interconnect the Equipment with equipment or services of any entity other than Seller without obtaining the written consent of Seller, Customer shall be in breach of the Carrier Agreement and Seller may pursue any legal or equitable remedy, including but not limited to the immediate termination of the license granted in this Schedule.
        All cross-connections relevant to interconnecting the Equipment with Seller or any other party for which Seller gives explicit written permission shall be established under the control and direction of Seller.
     1.2         MINIMUM SERVICE COMMITMENT.
        Collocation Service shall be granted with a minimum network service commitment as further described herein. Customer will be required to purchase a minimum of $25,000 of ATM, Private Line or Frame Relay Service per month per collocate rack. ATM, Private Line and Frame Relay Service charges applied to this commitment level include monthly recurring fees only. The Customer's monthly transmission billing will be reviewed against the quantity of Collocation Service and the Customer shall be liable for any deficiency. Charges for deficiency will be assessed one month in arrears.

     2. EFFECTIVE DATE: The Effective Date is defined as the date identified on the relevant Collocation Service Order as the date of Collocation Service delivery, or the date upon which Seller delivers Collocation Service, whichever is later.
     3. TERM: The Collocation Service Term shall commence upon the Effective Date and shall continue for the duration specified within the relevant Collocation Service Order. Once the Effective Date has passed, Customer must pay for the Collocation Services through the end of the Collocation Service Term specified on the Collocation Service Order, regardless of whether Customer is actually using the Services.
     4. RATES & CHARGES: Customer shall pay Seller for the Collocation Services rendered pursuant to this Schedule the charges set forth in each Collocation Service Order. Charges shall be payable in advance commencing on the Effective Date of the Collocation Service Term and on the first day of each calendar month thereafter during the Collocation Service Term. Charges for partial months shall be prorated.
        4.1   SERVICE FEE.
        The Service Fee is the amount to be invoiced Customer on a monthly basis for Collocation Service rendered including, but not limited to, space and power use. Service Fees are identified on the relevant Collocation Service Order.

        4.2   INSTALLATION FEE.
        The Installation Fee is the amount to be invoiced Customer as a one time fee for Collocation Service consisting of charges associated with the initial installation of the
        Collocation Service.   Installation Fees are identified on
        the relevant Collocation Service Order.
        4.3   BUILD-OUT FEE.
        Build-Out Fees are those one-time charges applicable to Collocation Services rendered that are outside the standard Collocation offering. Build-Out fees are individually quoted based on Service Order. Build-out fees are payable in full to Seller upon execution of a Collocation Service Order and no work will be performed by Seller or Customer to Build-Out space prior to Seller's receipt of said payment.
        4.4   ANCILLARY.
         Ancillary charges related to changes of Collocation Service delivery are set ofth below. These Ancillary Services are more fully described in Section 9 of this Collocation Schedule.
Charge Per Occurrence
Change of Effective Date (pre-install)  $100.00
Change of Collocation Service Order (pre-Effective Date)    $100.00

Change of Collocation Service (post-Effective Date)    $250.00
Order Cancellation (>/=30 days from Effective Date)    $250.00
Order Cancellation (<30 days from Effective Date) $500.00
AC power addition (post Effective Date) $750.00

        4.5   DISPATCH LABOR CHARGES.
         Dispatch labor charges are assessed for Customer requested site labor. Dispatch requires a minimum 10 days advance written notice to Seller.
        Charge Per Hour
M-F Business Hours  $100.00
M-F Off Business Hours   $125.00
Saturday & Sunday   $150.00
Holidays $150.00
     5. COLLOCATION SERVICE DELIVERY: Upon mutual acceptance of a Collocation Service Order, Seller shall confirm Effective Date, or inform Customer of the estimated date for the delivery of such Collocation Service. Seller shall use reasonable efforts to install each Collocation Service on or before the Effective Date, but the inability of Seller to deliver Collocation
     Services by such date shall not be a default under this Schedule. In the event Seller fails to tender possession of the Space to Customer by the Effective Date, Customer shall not be obligated to pay the Service Fee or Installation Fee until such time as Seller tenders possession of the Space to the Customer.
     If Seller fails to make Collocation Services available within ninety (90) days after the Effective Date (due to any reason other than the acts or omissions of Customer), Customer's sole remedy shall be to cancel the Collocation Service Order which pertains to such Collocation Service by written notice to Seller. Seller shall not be liable to Customer in any way as a result of such delay or failure to tender possession.
     6. CONTRACT EXPIRATION: Following the expiration of the Collocation Service Term or failure of the parties to enter into any renewal periods, Customer's license shall continue in effect on a month-to month basis upon the same terms and conditions specified within this Schedule and relevant Collocation Service Order, unless terminated by either Customer or Seller upon thirty (30) days' prior written notice.
     Customer's option to renew its license to occupy the Space shall be contingent on the election by Seller to continue to own or lease the premises in which the Space is located for the duration of the renewal period(s), such election to be exercised at the sole discretion of Seller.
     7. INSURANCE: The Customer will carry or cause to be carried and maintained in force throughout the entire Term of this Collocation Service Order insurance coverages as described in paragraphs (A) through (C) below with insurance companies reasonably acceptable to Seller. The limits set forth below are minimum limits and will not be construed to limit
     Customer's liability. All costs and deductible amounts will be for the sole account of the Customer.

     (A) Worker's Compensation insurance complying with the laws of the State or States having jurisdiction over each employee, whether or not Customer is required by such laws to maintain such insurance, and Employer's Liability with limits of $500,000 each accident, $500,000 disease each employee, and $500,000 disease policy limit. If work is to be performed in Nevada, North Dakota, Ohio, Washington, Wyoming or West Virginia, Customer will participate in the appropriate state fund(s) to cover all eligible employees and provide a stop gap endorsement.

     (B) Commercial or Comprehensive General Liability insurance on an occurrence form with a combined single limit of $1,000,000 each occurrence, and annual aggregates of $1,000,000, for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations, and when applicable the explosion, collapse and underground exclusion will be deleted.

     (C) Automobile Liability insurance with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage to include coverage for all owned, non-owned, and hired vehicles.

     In each of the above described policies, Customer agrees to waive and will require its insurers to waive any rights of subrogation or recovery they may have against Seller its parent, subsidiary, or affiliated companies.

     Under the policies described in (B) and (C) above, Seller its parent, subsidiary and affiliated companies will be named as additional insureds as respects Customer's operations and as respects this contract. Any costs associated with naming these additional insureds will be the responsibility of Customer.
     The policies described in (B) and (C) above will include the following "other insurance" amendment: "This insurance is primary insurance with respect to Williams Communications, Inc., its parent, subsidiary and affiliated companies, and any other insurance maintained by Williams Communications, Inc., its parent, subsidiary or affiliated companies is excess and not contributory with this insurance."

     Non-renewal or cancellation of policies described above will be effective only after written notice is received by Seller from the insurance company thirty (30) days in advance of any such non-renewal or cancellation. Prior to the commencement of the Collocation Service hereunder, Customer will deliver to Seller certificates of insurance on an ACORD 25 or 25S form evidencing the existence of the insurance coverages required above. In the event of a loss or claim arising out of or in connection with the work performed under this contract, Customer agrees, upon request of Seller, to submit the original or a certified copy of its insurance policies for inspection by Seller.

     Seller will not insure nor be responsible for any loss or damage, regardless of cause, to property of any kind, including loss of use thereof, owned, leased or borrowed by the Customer, or its employees, servants or agents.

     If Customer utilizes contractor(s) per this Schedule, then Customer shall require such contractor(s) to comply with these insurance requirements and supply certificates of insurance before any work commences.
     It is hereby agreed that the insurance requirements of this Paragraph 8 shall be the insurance requirements under this Schedule unless more stringent requirements are made by the Landlord pursuant to the lease relevant to the premises in question, in which event Customer hereby agrees to comply with the Landlord's requirements under the lease, as the lease may be modified from time to time.

     8.  CHANGE OF COLLOCATION SERVICES:
        8.1 CHANGE OF EFFECTIVE DATE (PRE-INSTALL). Customer will be assessed a Change of Effective Date Charge by Seller for any changes of Effective Date requested within thirty (30) days prior to original Effective Date. Customer will also be charged for any charges incurred by Seller from third party providers as a result of a request by Customer for a Change of Effective Date, regardless of date of Customer notification.
        8.2   CHANGE OF COLLOCATION SERVICE ORDER (PRE-EFFECTIVE
        DATE). All modifications to the information contained in an executed Collocation Service Order will be reviewed on an individual case basis and the Collocation Service Order shall be amended accordingly upon Seller's acceptance of the Collocation Service modifications. Any modifications will permit Seller to likewise amend Rates and Charges and Effective Date from original Collocation Service Order. Customer will be assessed a one time fee for changes to a Collocation Service Order. Customer will also be charged for any charges incurred by Seller from third party providers as a result of a request by Customer for a Change of Collocation Service Order, regardless of date of Customer notification.
        8.3   CHANGE OF COLLOCATION SERVICE (POST-EFFECTIVE DATE).
        If Customer requests a change to Collocation Services after such Collocation Services have been installed, the request will be reviewed by Seller on an individual case basis with no guarantees granted by Seller as to the ability to provide such changed Collocation Service. All Change of Collocation Service requests shall be authorized by Seller via a change Collocation Service Order. Customer may incur an additional Collocation Service and/or Installation Fee(s) for the changed Collocation Service. Customer will be assessed a one time fee for Collocation Service changes. Customer will also be charged for any charges incurred by Seller from third party providers as a result of a request by Customer for a Change of Collocation Service, regardless of date of Customer notification.
        8.4 ORDER CANCELLATION (>/=30 DAYS FROM EFFECTIVE DATE). Customer may cancel a Collocation Service Order by written notice to Seller. Customer will incur a one time cancellation fee for Collocation Services cancelled where notice is received at least 30 days prior to Effective Date.
        8.5 ORDER CANCELLATION (<30 DAYS FROM EFFECTIVE DATE). Customer may cancel a Collocation Service Order by written notice to Seller. Customer will incur a one time cancellation fee for Collocation Services cancelled where notice is received less than 30 days prior to Effective Date.
     9. IMPROVEMENTS TO SPACE: In the event Customer desires to make improvements to the Space which improvements are deemed material and substantial as reasonably determined by Seller ("Material Improvements"), Customer shall submit all plans and specifications for such work to be performed in the Space to Seller for Seller's prior written approval, which approval shall not be unreasonably withheld or delayed. No construction may commence until Seller has given its written approval. Customer agrees that its use or construction of the Space shall not interfere with Seller's use of its Premises or other tenants' use of their premises in the building in which the Premises are located.
     Customer shall not employ any contractor to perform Material Improvements unless previously approved in writing by Seller which approval shall not be unreasonably withheld (and approved in writing by the Landlord if required by the lease). Customer and each contractor and subcontractor participating in performing Material Improvements shall warrant that such work shall be free from all mechanic's and/or materialman's liens and free from any and all defects in workmanship and materials for the period of time which customarily applies in good contracting practice, but in no event for less than one (1) year after the acceptance of the work by Customer and Seller. The aforesaid warranties of each such contractor and subcontractor and Customer shall include the obligation to repair or replace in a thoroughly first-class and workmanlike manner all defects in workmanship and materials without any additional charge. All the Material Improvements shall be contained in the contracts and subcontracts for performance of Customer's work and shall be written so that they shall inure to the benefit of Seller and Customer as their respective interests may appear. Such warranties shall be so written that they can be directly enforced by either Customer or Seller, and Customer shall give to Seller any assignment or other assurance to effectuate the same.
     It shall be the Customer's responsibility to cause each of Customer's contractors and subcontractors to maintain continuous protection of the premises adjacent to the Space in such manner as to prevent any damage to such adjacent property by reason of the performance of Customer's work.
     All of Customer's work shall be coordinated with all work being performed or to be performed by Seller and other tenants of the building in which the Premises are located. The contractor or subcontractor shall not at any time damage, injure, interfere with or delay the completion of any other construction within the building; and they and each of them shall comply with all procedures and regulations prescribed by Seller and the Landlord of the Premises for integration of Customer's work with the work to be performed in connection with the construction of the building, and all other construction within the building which comprises or contains the Premises. All fixtures, alterations, additions, repairs, improvements and/or appurtenances attached to or built into, on or about the Space prior to or during the Term of the license relevant thereto, whether by Seller at its expense or at the expense of Customer, or by Customer at its expense or by previous occupants of the Space, shall be and remain part of the Space and shall not be removed by Customer at the end of the Collocation Service Term. Upon termination or expiration of the Collocation Service Term, Seller shall allow Customer thirty (30) days from the date of such termination or expiration, at Customer's sole cost and expense, to remove all trade fixtures (including, but not limited to, rectifiers/chargers, batteries, AC power conditioning equipment, telecommunication switching equipment, channel banks, etc.) installed by Customer provided that the Space is restored by Customer to its condition before the installation of such items and that all such work (including restoration) is performed in accordance with the other provisions of this Schedule. If Customer shall fail to complete such removal and restoration within the aforesaid thirty (30) day time period, all such trade fixtures remaining within the Space or at the Premises may, at Seller's option, become the sole property of Seller, and Seller may dispose of such trade fixtures as it deems appropriate. Customer shall continue to pay the Service Fee specified in the relevant Collocation Service Order until the earlier of: (i) Customer's removal of such trade fixtures and completion of such restoral or (ii) Seller's taking possession of such trade fixtures as set forth above.
     All work affecting the Space shall be in compliance with all laws, ordinances, rules, regulations, orders and directives of governmental and quasi-governmental bodies and authorities having jurisdiction over the Premises and the Space from time to time and Customer shall obtain and keep in effect all licenses, permits and other authorizations required with respect to the business conducted by Customer within the Space.

     10. SOLE USE OF SPACE BY CUSTOMER: Customer acknowledges that it has been granted only a license to occupy the Space and that it has not been granted any real property interests in the Space. Customer further agrees that neither this Schedule nor any interest created herein shall be assigned, mortgaged, subleased, encumbered or otherwise transferred, and that neither the Space nor any part thereof shal be encumbered in
     any manner by reason of any act or omission on the part of Customer. Customer further agrees that the Space or any part thereof shall not be used or occupied, nor permitted to be used or occupied, by anyone other than Customer. Any attempt to allow the use or occupation of the Space by anyone other than Customer, or to assign, mortgage, sublease or encumber any rights under this Schedule by Customer shall, unless otherwise agreed to in writing by Seller, be void. In such event, Seller shall have the right to terminate this Schedule as to any or
     all Space occupied by Customer.   Seller's agreement to any of
     these arrangements shall be in the sole discretion of Seller.

     11.  EMINENT DOMAIN:   In the event of a taking by eminent
     domain (or a conveyance by any Landlord of all or any portion of the Premises to an entity having the power of eminent domain after receipt of actual notice of the threat of such taking) of all or any portion of the Premises so as to prevent, in Seller's sole discretion, the utilization by Customer of the Space in the Premises, relevant Collocation Service Order(s) shall terminate as of the date of such taking or conveyance with respect to the Space which is affected by such taking or conveyance and the Service Fee paid or to be paid by Customer
     shall be reduced accordingly.   Except as set forth below,
     Customer shall have no claim against Seller for the value of the unexpired Term of the license affected thereby (or any portion thereof) or any claim or right to any portion of the amount that might be awarded to the Landlord of the Premises or Seller as a result of any such payment for condemnation or
     damages.   Nothing contained in this Schedule should prohibit
     Customer from seeking any relief or remedy against the condemning authority in the event of an Eminent Domain proceeding or condemnation which affects the Space.

     12. DAMAGE TO PREMISES: If the building in which the Premises are located is damaged by fire or other casualty, Seller shall give notice to Customer of such damage as quickly as
     practicable under the circumstances.   If a Landlord or Seller
     exercises an option to terminate a particular Lease due to damage or destruction of the Premises subject to such Lease, or if Seller decides not to rebuild such building or portion thereof in which the Space is located, relevant Collocation Service Order(s) shall terminate as of the date of such exercise or decision as to the affected Space and the Service
     Fee paid by Customer shall be modified accordingly.   If
     neither the Landlord of the affected Premises nor Seller exercises the right to terminate, Seller shall repair the particular Space to substantially the same condition it was in prior to the damage, completing the same with reasonable speed.
       In the event that Seller shall fail to complete the repair within a reasonable time period, Customer shall thereupon have the option to terminate relevant Collocation Service Order(s) with respect to the affected Space, which option shall be the sole remedy available to Customer against Seller under this
     Schedule relating to such failure.   If the Space or any
     portion thereof shall be rendered unusable by reason of such damage, the Service Fee for such Space shall proportionately abate, based on the amount of square footage which is rendered unusable, for the period from the date of such damage to the date when such damage shall have been repaired for the portion of the Space rendered unusable.

     13. CONDUCT IN SPACE & PREMISES: Customer shall abide by Seller's and applicable Landlord's rules with regard to conduct
     in the Premises.   Such rules include, but are not limited to,
     a prohibition against smoking in the Space or the Premises   by
      Customer's  employees,  agents,  representatives,
     contractors, subcontractors, invitees or licensees.   Further,
     Customer shall maintain the Space in a safe condition, including but not limited to the preclusion of storing combustible materials in the Space.

IN WITNESS WHEREOF, the parties hereto have executed this Collocation Service Schedule as of the day and year first above written.

CUSTOMER:                                    WILLIAMS COMMUNICATIONS, INC:

Signature of Authorized                      Signature of Authorized
Representative                               Representative

Printed Name                                 Printed Name

Title                                        Title

           TECHNICAL SPECIFICATION FOR COLLOCATION SERVICE
           WILLIAMS NETWORK STANDARDS, DESCRIPTIONS & TASKS

     1.0  DC POWER
          1.1 Backup electrical power, including batteries and shared use of an emergency generator to the extent such generator exists and is maintained to support the Premises.
          1.2 DC power adequate for Customer's consumption equated to power specified in applicable Collocation Service
          Order. A low-voltage and high-voltage battery alarm will be monitored by Seller.
          1.3  Nominal 50 +/- 6V DC battery and charger supply with
          a minimum four (4) hour reserve will be provided by Seller.
          1.4 Redundant chargers of adequate size will be provided by Seller, so that in the event of a charger failure the full load will be supplied to Customer's equipment. A charger failure alarm will be monitored by Seller.
     2.0  AC POWER
          2.1 A 20-amp four-plex AC receptacle will be available within reach of the Customer's Equipment. AC power and outlets for use with test equipment only and is not provided to operate the Equipment. This AC power is not provided over an Uninterruptable Power Source (UPS).
          2.2  AC power supply to Customer equipment is backed by
          generator where available, but is not UPS.   This excludes
          utility outlets described in the immediately preceding subsection 2.1.
     3.0  ENVIRONMENTALS
          3.1 Pre-reaction sprinkler protection, where available. Smoke and fire alarms monitored by Seller.
          3.2  Lighting.
          3.3  Ground Bus and cable interconnect.
          3.4 Grounding conductor will be supplied by Seller between the bus bar and the Customer's Equipment.
          3.5  Overhead cable ladder
          3.6 Interconnect signal and power cabling between Seller and Customer.
          3.7  Concrete floors will be covered with vinyl tile.
          3.8 Ambient temperature will be maintained by Seller between 60-90 F with an objective of 20-65% humidity.

          3.9 General and administrative services directly relating to the provision of the above listed Collocation Services.

          CUSTOMER STANDARDS, DESCRIPTIONS & TASKS

     1.0  EQUIPMENT SPECIFICATIONS

          1.1 The Equipment should be designed to operate satisfactorily between 60-90 F with 20-65% (non-condensing) humidity. Low 60 and high 90 temperature alarms will be monitored by Seller.
          1.2 Customer will ensure that the Equipment and surrounding area do not pose safety hazards to personnel. This includes exposed AC electrical hazards, trip and slip hazards, hazardous material storage deficiencies, improperly secured or overloaded equipment racks or ladders, inadequate ingress and egress space. OSHA and local codes will apply.
          1.3 Customer will notify Seller of any significant Equipment additions or deletions (i.e. shelf or rack). Installation and removals will be coordinated with local Seller management.
     2.0  SPACE SPECIFICATIONS
          2.1 Customer will not jeopardize Collocation Service or damage property of other collocated customers, Seller, or Landlord in any manner.
          2.2 Customer will take precautions to protect Seller's and Landlord's common facility and nearby equipment belonging to other customers. This includes floor, wall, and telecommunication equipment protection while moving Equipment and notifying Seller of any major rearrangements of Equipment, drilling, power work, and similar potentially disruptive work.
          2.3 Customer will follow good cleanliness practices. All trash must be disposed of daily at Customer's expense.
          Any trash or empty boxes not disposed of by Customer is subject to removal by Seller with any associated charges borne by Customer.
          2.4 Nothing may be stored outside of the assigned rack space. A minimum of 2.5' of aisle space must be maintained at front and rear of Equipment.
          2.5  No metal ladders, stools, or chairs may be used.
          2.6 Combustible or hazardous material may not be stored in the area.
          2.7 All Equipment must be installed within the assigned rack footprint (i.e. UPS units, spare equipment).
          2.8 All cabling will be terminated on DSX panels in the Seller common area. Fiber will be terminated on an appropriate Fiber Distribution Panel ("FDP"). Any panels for Customer end will be supplied at Customer's expense.
          2.9 Customer is responsible for the termination of the A & B DC power and signal cabling in its Equipment.

          2.10 Maximum DC power provided to Customer as A & B power shall be rated for the rating of a single feed. Customer is liable for an outage caused by the DC power exceeding the single feed rating. Customer will be responsible for payment of consumed power exceeding the single feed rating specified in the Collocation Service Order.
          2.11 Customer will follow normal telecommunications industry standards with regards to equipment installation and removal in a central office environment. Seller standards are to be followed for connection of cables that interface with Seller. All installations are subject to approval by Seller.
          2.12 Permanent use of extension cords is not allowed.
          2.13 Customer will not jeopardize Seller's ability to conduct business in any manner.
          2.14 All local, state, and federal laws will be obeyed. Local requirements for union labor, especially for AC electrical work, will be observed. Building management guidelines will be followed.
          2.15 Customer will follow Seller sign-in procedures at all times. Subject to the requirements of this Schedule, Customer shall have access to its Equipment 24 hours a day, 265 days a year. Customer must coordinate its first visit to a particular Williams' site with Williams' operations department, giving at least five (5) days notice of such visit. For all subsequent entries, Customer will follow the procedure outlined below:
          (a) At locations where Customer's Equipment is located in caged space which is separate from Seller's equipment, before entry Customer will notify Seller's Network Control Center at (800) 582-9069 and follow Seller's sign-in procedures.
          (b) At locations where Customer's Equipment is not located in caged space which is separate from Seller's equipment, Customer must be escorted by a Williams technician. Customer may gain such escort by notifying Seller's Network Control Center at (800) 582-9069 at least forty-eight hours prior to Customer's desired entry. In the case of an emergency, Customer shall give as much notice as is reasonably possible by contacting Seller's Network Control Center at the number listed above. Seller's Network Control Center shall work with Customer to allow Customer to gain access as soon as reasonably possible.
          2.16 If Seller notifies Customer in writing of a violation of the above rules, or any other unsafe or unacceptable situation or practice, the Customer must correct the problem within seven days or provide a written plan for correction to Seller's satisfaction and proposed completion date. If the problem is not resolved in seven days or within a longer time frame agreed upon by Seller, Seller will have the option of either (i) correcting the problem at Customer's expense, or (ii) terminating the Collocation Service Order and disconnecting power and signal connections from Customer's Equipment.
          Extreme safety violations are subject to immediate correction by Seller without prior notice to Customer. Corrections made by Seller are at the Customer's expense and will be billed to the Customer on a time and material basis.

                      Exhibit III   Attachment I
              Reference Number  _____________________________________
                                       new    disc
                                       sup     cancel
                                       change
                 WILLIAMS COLLOCATION SERVICE REQUEST
Customer Information
Customer Name
Customer Address                               street
                               city     state         zip
Customer Technical Contact
Phone:
Premises Information
Premises requested
Requested Effective Date
Term                  1 Yr      3 Yr    5 Yr
Floor Space Requirements
Cabinets or Racks       Quantity      Rack Size      Wx     Dx    H
Williams provided Racks   Y     N
Special Rack Spacing (std @ 5")
Caged Space           Y   N
Power Requirements
DC Amp Total   (per Rack   Y      N)   AC Amp Total    (per Rack   Y
     N)
# feeds (A&B=1)
Equipment Listing

Circuit Requirements
Type of Connection:  ABAM/ Coax/ Fiber               Quantity
Future Quantity
Coax qty pr. (# DS3 connects from collocate into network)
ABAM/Coax/Fiber Termination Location(s)    (DSX or similar port
assignments)
Williams Network Revenue       $             Term
(Commitment per Month)
Preferred Local Access Vendor                 Bandwidth
Comments

Sales Authorizing Signature                Customer Authorizing
Signature

Print Name                      Print Name
Title                          Title
Company                          Company
Date                           Date
Network Services comments

                     Exhibit III   Attachment II
                  WILLIAMS COLLOCATION SERVICE ORDER
                                             order number
                                         new         add
                                        change          cancel

Customer
Collocation
Premises
Effective Date
Term          1Yr   3Yr              5 Yr

# Racks           Rack Size          W  x   D  x   H
Williams provided Racks    Y         N

DC Amp Total (per Rack Y__ N__)      AC Amp Total       (per Rack
Y__ N__)
# feeds (A&B=1)

Coax qty pr. (# DS3 connects from collocate into network)
Coax/Fiber Termination Location(s) (DSX or similar port assignments)

Preferred Local Access Vendor                  Bandwidth

Comments


Sales Representative
24 Hour Technical Assistance             1-800-582-9069
POP Technician (name)
POP Technician (phone)
Customer Contact (name)
Customer Contact (phone)

PRICING
      Service Fee (MRC)              $
      Installation (NRC)             $
      Build Out (NRC)        $
      Ancillary       $


TERMS AND CONDITIONS OF THIS ORDER
PRICING IS VALID FOR 30 DAYS FROM ISSUE DATE.
THIS ORDER WILL NOT BE FULLY EXECUTED UNTIL THE CUSTOMER'S CREDIT HAS BEEN APPROVED.
ALL SERVICE IS PROVIDED IN ACCORDANCE WITH CUSTOMER'S CARRIER SERVICES AGREEMENT, OR IF NO AGREEMENT EXISTS
BETWEEN WILLIAMS AND CUSTOMER, THEN WILLIAMS' STANDARD TERMS AND CONDITIONS, AND ANY APPLICABLE WILLIAMS TARIFF.
SERVICES PROVIDED CONTINGENT UPON NETWORK MINIMUMS STATED IN CUSTOMER'S CARRIER SERVICES AGREEMENT.

Engineering Authorizing Signature     Marketing Authorizing
Signature     Customer Authorizing Signature

Print Name         Print Name              Print Name

Title            Title                Title

Date             Date                Date

                             ATTACHMENT B
               MASTER AGREEMENT FOR CONSULTANT SERVICES
                                  No. _____


This Attachment shall amend and shall constitute a part, together with any quotations, schedules, exhibits or annexes attached hereto, of that Agreement for Purchase and Sale of Services and Equipment made as of April 28, 1999, between GTC Telecom and Williams Communications, Inc. Except for provisions pertaining to exchange of confidential or proprietary information between the parties, in the event of any conflict between the terms of this Attachment and the terms of the Agreement for Purchase and Sale of Services and Equipment, the terms of this Attachment shall govern.

This Consulting Agreement is entered into this ___28th__ day of __April, 1999 (the "Effective Date"), by and between GTC Telecom, a Nevada corporation, (hereinafter referred to as "Company") and Williams Technology Solutions, a Division of Williams Communications, Inc., a Delaware corporation (hereinafter referred to as "Consultant").

WHEREAS, Consultant is especially skilled in providing the type of support that Company desires:

WHEREAS, Company desires to engage the professional services (the

"Consulting Services" as hereinafter defined) of Consultant in certain matters.

NOW, THEREFORE, Company and Consultant agree as follows:

     1.     TERM OF CONSULTING AGREEMENT.

The term of this Master Agreement for Consultant Services shall commence on the date set forth above and shall continue in effect for a period of five
(5) years unless earlier terminated by either party upon six (6) months prior written notice.

     2. CONSULTANT SERVICES. Consultant will prepare a separate summary of Services To Be Performed ("Exhibit "A") for each Customer order for Consulting Services. Each Exhibit A shall be signed by both parties and a part of this Consulting Agreement and incorporated herein. All Exhibit A's shall be sequentially numbered for ease of identification, e.g., Exhibit A.1, A.2, A.3 and so forth and shall be executed by authorized individuals of both parties.

   Consultant shall provide consulting services (the "Consulting Services") as described in Exhibit "A" attached hereto. Each Exhibit "A" shall have a term associated with a start and end date for the Consulting Services described. From time to time, changes may be made in the Consulting Services in the nature of additions, deletions or modifications, which changes will be reflected in an Amendment to Exhibit "A." Consultant shall provide Consulting Services as stated in Exhibit A.

3.  COMPENSATION AND EXPENSES.

a. For the Term of this Consulting Agreement, Consultant shall receive from Company a sum for the performance of the Consulting Services to be rendered to Company pursuant to the terms of this Consulting Agreement at the rate(s) specified in Exhibit "A," plus actual and reasonable expenses including, but not limited to, travel time, travel expenses, office supplies, postage, telephone, and expenses directly related to Consulting Services requested by Company and performed by Consultant.

b. Any reimbursable expenses not specifically allowed in subparagraph a above shall be limited to those expenses which are approved by an authorized representative of Company.

c. Payment for Consulting Services shall be made within thirty (30) days of Company's receipt of Consultant's invoice. Consultant shall invoice Company on a monthly basis in arrears. Each invoice will reflect the rates agreed upon in each Schedule. Late payment of any amounts still owing shall result in the assessment of one and a half ( 1.5%) percent charge , 18% annually, or such percentage allowable by law, if the percentage allowed by law is lower.

4. WORK PRODUCT. Any invention, work of authorship, trade secret, processes, know-how, technologies or ideas, including patents, copyrights and other intellectual property (collectively, Property), shall remain the property of the originating Party. In the event that Consultant or any employee, agent, or subcontractor of Consultant develops or creates any Property, that Property shall be and remain the exclusive property of Consultant and shall not be considered a work for hire and Consultant shall grant Company a non-exclusive license to the Property at no charge for Company's internal use. Company shall have no right to sell, lease, license or otherwise transfer, with or without consideration, any Property to any third party or permit any third party to reproduce or copy or otherwise use or see the Property in any form and shall use all reasonable efforts to ensure that no improper or unauthorized use of the Property is made. In addition, Company agrees that it will not reverse engineer or de-compile any Property. Company will promptly, upon termination of this Consulting Agreement or upon the request of Consultant, deliver to Consultant all such Property without retaining any copy or duplicate thereof unless Company has requested a license.

5. INDEPENDENT CONTRACTOR. The relationship between Company and Consultant shall be only that of an "Independent Contractor." The detailed manner and method of performing the work are under the sole control of Consultant. Nothing in this Consulting Agreement shall constitute Consultant as an employee, licensee, partner or agent of Company, and Consultant shall not hold himself/herself out as such. Consultant specifically agrees and understands that Consultant shall not be entitled to any of the benefits which are available to Company employees.

6. COMPLIANCE WITH EMPLOYMENT LAWS. Consultant shall comply, at its expense, with all applicable statutes with respect to Worker's Compensation, Employer's Liability, Social Security, Unemployment Compensation and/or Retirement Benefits and other applicable laws relating to or affecting the employment of labor.

7. INDEMNIFICATION. Each party ("Indemnitor") shall protect, defend, indemnify, and hold the other party ("Indemnitee") harmless from and against any and all suits, actions, legal or administrative proceedings, claims demands, damages, punitive damages, liabilities, fines, penalties, losses, costs, and expenses, including without limitation, costs of a reasonable defense and reasonable attorneys' fees (each, a "Claim" and, collectively, the "Claims") arising out of or resulting from the negligence or willful misconduct of the Indemnitor in any way related to its performance under this Consulting Agreement, including without limitation acts or omissions resulting in personal injury, death, or damage or loss to tangible property.

8. TAXES. The Consultant shall pay or otherwise discharge all Federal, State and local taxes assessed against Consultant arising out of, occurring in, or in connection with, Consulting Services performed or things furnished by Consultant. All amounts paid by Company to Consultant pursuant to
Section 3 of this Consulting Agreement will be reported as non-employee compensation by Company to the I.R.S. at the end of each calendar year. Consultant agrees to complete and execute any and all I.R.S. documentation necessary upon the execution of this Consulting Agreement.

9. COMPANY POLICY. In the event services are to be performed on Company's premises, Consultant agrees to comply with all Company policies, including but not limited to the alcohol and drug abuse policy, the no-smoking policy, and the workplace violence risk reduction and response policy which written policies shall be provided to Consultant prior to Consultant's entry upon the premises.

         10. DELIVERY AND INSTALLATION. For non-Williams Communications, Inc. sites, Customer agrees to permit and arrange full access to the sites necessary for the delivery and installation of equipment during the normal working hours of 8:00 a.m.-5:00 p.m., Monday through Friday, excluding Consultant holidays. Any delay or downtime resulting from Customer act or omission shall be the responsibility of Customer and technician time shall be billed at Consultant's prevailing rate. Customer represents and warrants that conditions to be encountered by Consultant at non-Williams Communications, Inc. sites in areas where work is to be performed shall:
(i) be in compliance with all applicable federal, state and local laws, rules and regulations: (ii) be safe and non-hazardous: and (iii) not contain, present, or expose Consultant representatives to hazardous materials or hazardous substances. In the event of breach of the foregoing, in addition to all other remedies, Consultant may immediately suspend work until Customer has promptly corrected such condition(s) at Customer's expense. In the event Customer cannot or does not correct such condition, it will be at Consultant's option as to whether to recommence performance or terminate this Consulting Agreement or the applicable Service to be Performed. Any termination by Consultant because of its opinion that an unsafe environmental condition exists will not be deemed a breach of this Consulting Agreement or a default under it and no liability for such decision will attach.

     11.     LETTER OF AGENCY.   If required, upon the execution of this
Consulting Agreement, Company shall give Consultant the limited authority to directly notify the appropriate vendor for the purpose as specifically identified in a letter substantially in the form of Exhibit B hereto. Company may terminate this authorization at any time upon notice to Consultant. As soon as commercially practicable, Company shall also provide its vendors with a letter (with a copy to Consultant) acknowledging Consultant's role as Company's agent solely as it relates to the purpose as specifically identified in a letter substantially in the form of Exhibit B hereto. As soon as commercially practicable, Company agrees to provide Consultant with a copy of any contractual commitments which Consultant must know or comply with in order to dispatch such vendor accordingly.

12. SURVIVAL OF PROVISIONS. The terms and conditions contained in sections 7, 14, 15, 18 and 23 of this Consulting Agreement, respectively,
Confidentiality, Indemnification, Warranty, Limitation of Liability, and Copyright Warranty, are intended to survive the completion of performance, cancellation or termination of this Consulting Agreement.

    13. WARRANTY. Consultant represents and warrants that all goods, services and products provided pursuant to this Consulting Agreement shall
be of professional quality, conform to industry standards and practices, and fulfill all of Consultant's obligations under each Exhibit A and the Scope of Work attached hereto. Customer understands that Consultant will perform best efforts in meeting mutually agreeable timeframes but many factors outside of the control of Consultant exist. These factors are the availability of Local Access Facilities, Collocation facilities completions as planned, equipment delivery issues and other unforeseen obstacles unknown to Consultant. These timeframes will be established and updated as the
project unfolds.   Timeframes provided in Schedule 2 to Exhibit A.1 are
estimates only.
    CONSULTANT MAKES NO OTHER WARRANTIES ABOUT THE SERVICES PROVIDED HEREUNDER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. CONSULTANT DISCLAIMS ANY WARRANTY TO PREVENT UNAUTHORIZED USE OF THE SYSTEM.

          14. LIMITATION OF LIABILITY. Consultant shall indemnify and defend Customer from and against any loss incurred by Customer with respect to any deficiency in any of the services, including assembling, testing and implementation of Ascend equipment, goods or products provided by Consultant hereunder and any breach by Consultant of its obligations under this Consulting Agreement; provided, that Consultant's liability for any defect or deficiency in any services, goods or products provided hereunder shall not exceed the sum of all amounts paid to Consultant or any of its affiliates by Customer pursuant to this Consulting Agreement during the preceding three (3) months. IN NO EVENT SHALL WCI, WCS, OR THEIR SUPPLIERS OR SUBCONTRACTORS, BE LIABLE FOR (I) ANY SPECIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF BUSINESS OR PROFITS), OR (II) ANY DAMAGES OF ANY KIND RESULTING FROM UNAUTHORIZED USE OF THE SYSTEM, OR LOSS OF DATA. THIS PROVISION APPLIES TO ALL CLAIMS WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR ANY OTHER LEGAL THEORY, EVEN IF WCI,WCS OR THEIR SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15. FORCE MAJEURE. If Consultant's performance of this Consulting Agreement or any obligation hereunder is prevented, restricted or interfered with by causes beyond its reasonable control including, but not limited to, acts of God, fire, explosion, vandalism, storm or other similar occurrence, any law, order, regulation, direction, action or request of the United States Government or state or local governments, or of any department, agency, commission, court, bureau, corporation or other instrumentality of any one or more said governments, or of any civil or military authority, or by national emergencies, insurrections, riots, wars, strikes, lock-outs or work stoppages, or other labor difficulties, supplier failures, shortages, breaches or delays, then Consultant shall be excused from such performance on a day to day basis to the extent of such prevention, restriction or interference. Consultant shall use reasonable efforts under the circumstances to avoid and remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes cease. Company's obligations to pay for Consulting Services already provided hereunder shall not be subject to Force Majeure.

16. PUBLICITY. Both parties agree to cooperate in joint publicity efforts. Neither party will use in any advertising or sales promotion, press release or other publicity matters any endorsements, direct or indirect quotes, pictures, name and/or marks of the other party without prior written consent, which consent shall not be unreasonably withheld.

17. IMPROPER PAYMENTS. Consultant will not use any funds received under this Consulting Agreement for illegal or otherwise improper purposes related to the Agreement. Consultant will not pay any commissions, fees, or rebates to any employee of Company nor favor any employee of Company with gifts or entertainment of significant cost or value.

18. COPYRIGHT WARRANTY. Company hereby warrants that any products, Information or services provided to Consultant for use under this Consulting Agreement shall not violate any applicable copyrights, patents, trademarks, trade secrets, software licenses, or federal or state laws. Company hereby agrees to defend, indemnify and hold harmless Consultant and pay all damages, expenses, and fees (including reasonable attorney's fees) should such claims arise.

     19. DEFAULT. If Company (i) fails to pay the amounts due under the Consulting Agreement or any other agreement with Consultant, or (ii) breaches this Consulting Agreement, Consultant may, in addition to all other remedies available to it at law or in equity, suspend its Consulting Services obligations, terminate this Consulting Agreement, and/or furnish service on a time and materials basis, C.O.D. In the event of Consultant's material non-performance of this Consulting Agreement, Company may cancel this Consulting Agreement and receive a refund for the unused portion of the Service Fee, which shall be Company's exclusive remedy for Consultant's non-performance.

     20.  RECORDS AND AUDITS.   Both parties shall maintain detailed,
complete and accurate records of all expenses related to the Consulting Services performed hereunder for a period of at least two (2) years following the completion of the relevant Consulting Services.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written:

GTC TELECOM                        WILLIAMS TECHNOLOGY SOLUTIONS,
                                   A DIVISION OF WILLIAMS
                                   COMMUNICATIONS, INC.

By:  /s/Paul Sandhu                By:  /s/Frank Femple


Title:________________________     Title:    _____________________

                            EXHIBIT A.

                       SERVICES TO BE PERFORMED
                                 BY
                             CONSULTANT

                          (Sample format)
I.  INTRODUCTION


II. SCOPE OF WORK

III. TRAINING

IV.  WORK HOURS

V. TERM OF CONSULTING SERVICES (COMMENCEMENT DATE AND
   COMPLETION DATE)

VI.    PRICING

(COMPANY)                 WILLIAMS TECHNOLOGY
                          SOLUTIONS,A DIVISION OF
                          WILLIAMS COMMUNICATIONS, INC.


BY:  SAMPLE               BY: SAMPLE

TITLE: ____________       TITLE:

DATE: ______________      DATE:  ___________________

                  EXHIBIT B.

           SAMPLE LETTERS OF AGENCY
(Consultant (Williams Technology Solutions)is granted Company's permission to act as Company's agent for certain purposes)

Date__________

Williams Technology Solutions a Division of
Williams Communications, Inc.
944 Anglum Road
Hazelwood, Missouri 63042

RE:  Agency appointment

Gentlemen:

By this letter, _________ authorizes you to act as its agent for the purpose(s)
 of _____________ as required by the __________ Agreement dated ___________.
The attached letter addressed to the [vendor/lec] expressly sets forth our appointment of you as an agent and should be delivered by you to the appropriate [vendor/lec].

The billing for the ___________ services should be directed to:

                       _______________________

                       _______________________

                       _______________________

If you have any questions or comments with respect to this authorization, please do not hesitate to call.

Sincerely,

(Company to complete for Consultant to send/give to Company's vendors/LEC's)

Date:                 _______________

Attention:            _______________

We have on this date entered into a contractual agreement with Williams Technology Solutions a Division of Williams Communications, Inc.
(Williams Technology Solutions) to act as our agent and representative through April 28th, 2004.

Under the terms of this letter, we do hereby authorize Williams Technology Solutions to act as our agent for the purpose of handling all negotiations and executing any resulting agreement(s) for service thereby binding us to any such agreement(s). This includes the issuance of orders for data services at:

Customer Name:
Street and No.:
City and State:
Telephone Number:

By exercising its authority, Williams Technology Solutions is creating a contractual obligation between our company and you, the service provider, only. Williams Technology Solutions is not responsible for the obligations of our company to you. Your company shall bill us for the services at the address listed above.

The authorization granted by this letter does not, however prevent our company from acting on its own behalf when it is necessary.

Your contact at Williams Technology Solutions will be: Michael Fallon

     (314) 506-4206

Customer Signature:
Title:
Date:

__________________ acknowledges on this ___ day of _______ 199__, the appointment of Williams Technology Solutions as ___________'s agent for the purpose stated above and agrees not to hold Williams Technology Solutions liable or responsible for any breach by _________ of its contractual obligations. Williams Technology Solutions's point of contact shall be: _______________.

                  EXHIBIT A.1

           SERVICES TO BE PERFORMED
                      BY
                  CONSULTANT


                       I.        INTRODUCTION
       See "Overview" section in Scope of Work document which is attached hereto as Schedule 1 and incorporated herein by reference.

  II.  SCOPE OF WORK
       See "Scope of Work, Project Management, Network Design and Analysis, Implementation Services, Staging, Installation Documentation, Continuing Engineering Services, Network Administration, Network Operations and Network Reporting" sections in Scope of Work document which is attached hereto as Schedule 1 and incorporated herein by reference.

  III.      TRAINING
       Any training necessary is set forth in the Scope of Work document which is attached hereto as Schedule 1 and incorporated herein by reference.

  IV.       WORK HOURS
       Work hours are set forth in the Scope of Work document which is attached hereto as Schedule 1 and incorporated herein by reference.

  V.        TERM OF CONSULTING SERVICES   (COMMENCEMENT DATE AND
  COMPLETION DATE)
       The Term of the Consulting Services covered by the Scope of Work attached hereto shall commence upon the signature of this document by both parties and shall be completed five
       (5) years thereafter, with the exception of the POP installation/implementation which is expected to be completed within twelve (12) months from the date of signature by both parties. Termination by either party will require six (6) months written notice.

  VI.    PRICING
       Pricing for the Consulting Services is set forth in the "Pricing and Assumptions, Network Engineering Installation Team Pricing, Network Engineering Team, Network Operations
       Pricing, Network Operations   Personnel (Systems), and
       Engineering Budget" sections of the Scope of Work document which is attached hereto and incorporated herein by reference.

  SIGNATURE PAGE TO FOLLOW

   GTC TELECOM                  WILLIAMS TECHNOLOGY SOLUTIONS A
                                DIVISION OF WILLIAMS
                                COMMUNICATIONS, INC.

  BY:/s/Paul Sandhu             BY: /s/Frank Femple


  TITLE:_________________       TITLE:_________________

  Date:  ____________________   Date:  _________________

  EXHIBIT A.1 - SCHEDULE 1

                           SCOPE OF WORK

                              Overview
  Williams Technology Solutions (Williams) is providing this scope of work to assist in identifying our abilities to provide GTC Telecom a fully managed network including network administration, network operations, installation services, staging services, and circuit provisioning. Williams will assist GTC in installing and implementing ninety (90) POP sites.
   Once such POP sites are installed, Williams will provide staff to GTC in order to perform engineering services, network control center services and software support services which are detailed herein. Williams will subcontract portions of the managed network services to third parties and other Williams subsidiaries in order to provide a single point of service to its customer. In support of this strategy, Williams will provide GTC TELECOM with the following services:
       O    PROJECT MANAGEMENT
       O    IMPLEMENTATION SERVICES
       O    SUSTAINED ENGINEERING SERVICES
       O    NETWORK ADMINISTRATION
       O    NETWORK OPERATIONS

  This scope of work provides an overview of those services and related pricing.
  Scope of Work
  Williams Technology Solutions will provide GTC Telecom Managed Network Services consisting of Project Management, Implementation Services, Sustained Engineering Services, Network Administration and Network Operations. This scope provides the detailed Williams Technology Solutions approach to this project, discussion of the responsibilities to be taken on by Williams, and pricing. Williams offers GTC Telecom the knowledge and experience of the entire Williams Communications Group, as we will use other organizations in the Williams suite of service providers in the execution of our duties. GTC TELECOM should view its interface with Williams Technology Solutions as its Single Point of Contact (SPOC) for all services contracted from Williams within this Scope of Work.

  The Consulting Services to be provided by Williams are detailed separately within this Scope of Work but are generally as follows:

       O    PROJECT MANAGEMENT
          - Installation coordination
          - Circuit Provisioning
          - Certification coordination
          - Post project review
       O    IMPLEMENTATION SERVICES
          - Staging and configuration
          - Installation

       O    SUSTAINED ENGINEERING SERVICES

       O    NETWORK ADMINISTRATION
          - Configuration management
          - Process administration
       O    NETWORK OPERATIONS
          - 24x7x365 network monitoring
          - Problem resolution
          - Dispatch
          - Escalation
          - Reporting

          Project Management
          The Network Project Manager will serve to bring all components of the project together, starting with a proper, forward-thinking network design. The Network Project Manager will procure the network hardware and software, ensure timely delivery, develop an implementation plan, coordinate installations in a timely and efficient manner, and develop and execute a test plan. The key components of the project management function are as follows:

       O    NETWORK DESIGN: The project manager will work with GTC
       and Ascend Communications Engineer to ensure a functional network design to support the proposed network.
       O    PROCUREMENT: The project manager will confirm timely
       provisioning of the network equipment.  This individual
       will assure that the facilities have the physical capacity
       ( e.g., space, power, etc.), to handle the new equipment; including site survey coordination, and verification of equipment shipments and delivery.
       O    INSTALLATION COORDINATION: The installation process
       will include the coordination of configuration and staging of the network equipment, developing a plan for site installations, resolving and escalating site installation issues, and the actual coordination of the site installation.
       O    CERTIFICATION COORDINATION:  This involves developing
       a test plan and coordinating the execution of this plan to validate each installation for functional correctness. The general plan for the staging, certification and acceptance of the equipment and the network is as follows: WTS will accept the equipment when it arrives. WTS will uncrate the equipment and inspect it for obvious damage. If the equipment is damaged in shipping WTS will report this occurrence back to Ascend for replacement.

               After the uncrating and acceptance of the equipment, WTS will the stage the equipment in St. Louis Staging Site. WTS performs several tests to ensure the equipment is working properly which will include power up, installing of the configuration and adequate "burn-in" time for the equipment.
               During this burn-in time WTS will place simulated traffic on the equipment to test the configuration and ensure that everything is working correctly before actually installing the equipment in the POP's.

               After the staging function is completed, WTS will begin installing the equipment in the POP's. After WTS installs the equipment, WTS will then issue a letter of acceptance for the individual site for GTC's approval. GTC will then inspect the installation and accept the equipment as installed.
                After approval, WTS will hand off the monitoring
               and "care and feeding" of the equipment to the Network Operations Center in St. Louis.

               WTS plans to have the sites up and running by December 15, 1999. After it has been determined that the network is ready WTS will then burn in the network and equipment for a couple of weeks. In this timeframe WTS plans to actually place portions of the network with "live" customer traffic to ensure that the equipment and the network is ready for live customers.


       O    POST PROJECT REVIEW: After a POP is completed,  GTC
       and the project team will review the work efforts, scorecard the project and perform this Post Project Review as the certification and acceptance step of a POP by GTC. After GTC approves and accepts the POP site, the site will be placed in service and managed by the Network Operations Center.
       Network Design and Analysis
       The keys to a successful network deployment are a well designed network, thorough implementation plan, and consistent network operations. Williams is highly skilled and well qualified to deliver on all of these services. It is important that Williams technical personnel are thoroughly versed on the network design and objectives in order to best meet the needs of GTC TELECOM. Understanding the hardware requirements, applications interfaces, and transport protocols will improve Williams' ability to deliver on Project Management, Provisioning and Network Administration.

       Implementation Services
       Williams will provide GTC TELECOM with network engineering services including the following:
       o    Documentation of site surveys
       o    Hardware staging
       o Site documentation (creation, storage, and maintenance), to include installation procedures
       o    Hardware installation
       o Site test and certification coordination with the Network Operations Center
       o    Hardware maintenance calls

  STAGING
  Williams will:
       o    Accept delivery of equipment.
       o Track the incoming and outgoing status of equipment shipped from Williams and delivered to the locations.
       o    Provide inventory information to GTC TELECOM as required.
       o    Provide the resources to install equipment in GTC
       TELECOM regions as directed.

       Installation Documentation

  Installation documentation will consist of:
       o    Installation Tracking Sheet
       o    Site Installation Procedures
       o    Site Survey Form
       o    Site Floor Plan
       o    Site Design Diagram.

       Continuing Engineering Services
       The service-driven nature of Williams Technology Solutions allows us to offer GTC TELECOM a wide range of implementation services. Using our own in-house expertise and appropriate skills from the Williams team, Williams will provide the following services to GTC TELECOM:
       o Circuit provisioning -- designing and ordering circuits from inter-exchange and local exchange carriers.
       o    Hardware and software acquisition.
       o Staging, configuring, and installation of network hardware.
       o Maintenance -- repair and replenishment; test and certification of new software releases.
       o Capacity planning -- determining and planning areas of change on the network in terms of capacity, performance, and utilization.
       o Design engineering -- integrating new sites, circuits, and technology onto the network.

  Williams has considerable experience in managing the implementation process. Williams will put that experience to work for GTC TELECOM as it expands its customer base and provides new customers with value-added service offerings.

       Network Administration

  Williams will provide a network engineer to perform the tasks of network administration. This engineer will be responsible for:
       o Security administration -- password change support; monthly and quarterly changes; management security reports; notification processes.
       o Configuration management -- archival of change dates; twelve month archival of router configurations;
       configuration notification procedures.
       o Report review -- reviewing trouble tickets, network performance, and utilization reports for trends and problems.

       o Management of service providers -- distributing information to all necessary parties; monitoring activities of service providers and taking corrective actions; supporting GTC TELECOM for network additions/changes/deletes.
       o Process management -- providing liaison support to the customer and GTC TELECOM; ensuring escalation processes and procedures are adhered to.

       Network Operations

            Williams will provide GTC TELECOM with Network Operations solution from a dedicated network operations center (NOC) in St. Louis. All sites will receive the following basic services:
       o Remote fault (alarm) SNMP monitoring of designated routers and hubs. Monitoring covers the WAN as well as the site LANs up to and including the SNMP-manageable hubs, where present. Monitoring occurs on a 24x7x365 basis and includes identification of fault domain.
       o Trouble ticket initiation within the NOC trouble ticket system.
       o Customer notification (using GTC TELECOM escalation list and procedures) of critical faults for monitored equipment and circuits.
       o    Second-level problem resolution.
       o    Dispatch of on-site service technician.
       o    Archiving of equipment inventory information.
       o Delivery of trouble ticket reports on a monthly basis. Reports are available daily via Web-based access.

  In summary, all customers will receive support services with resolution procedures defined by GTC TELECOM. The NOC provides activities such as soft router boots and interface manipulation, but will follow whatever reasonable procedures GTC TELECOM wishes to implement. This flexibility is the key to the group's success.

  Network Reporting

  Reporting functionality is addressed in the chart below. The customer has access to daily, monthly, and historical reports via the web. Specific reports can be customized to meet the customer's requirements

  The key to successfully implementing and managing a network is the non-interruption of the service. The following table details services that Williams will provide.

  SERVICE   PROVIDED
  Create customer profile in problem management system   X
  Monitor network for problems: 24 x7x365 basis     X
  Equipment management     X
  Isolate problems    X
  Create and manage trouble tickets for problems    X
  Notify client of problems and actions taken to resolve X
  Dispatch Ascend's on  site support resources X
  Coordinate resources to resolve problems     X

  Capacity planning   X
  Second level help desk   X
  System downtime reports (incl. trouble ticket information)  X
  Creating and maintaining configuration database   X
  Physical and logical network maps  X
  Configuration change reports  Quarterly
  Meetings to discuss problems worked and trouble tickets     X
  Collection of network statistics   X
  Reporting of network statistics    X
  Network statistics trend analysis  X
  Technical, functional, financial analysis of the network
  Quarterly
  Performance statistics database    X
  Meetings to discuss performance statistics and findings
  Quarterly
  Password management X
  Out-of-band equipment testing X
  Web-based report access  X
  Circuit provisioning     X
  Work with Ascend on Testing and certifications of new software releases X
  Dedicated network administrator    X


  Pricing and Assumptions

  Williams has based this Scope of Work and all pricing herein upon a number of key assumptions about the project and the relationship between Williams and GTC TELECOM that would result from this Scope of Work. These assumptions are as follows:
     q GTC TELECOM will provide all first level support to its end-users for non-network problems.
     q Monthly recurring and non-recurring circuit costs for connecting Williams to the GTC TELECOM network will be borne by GTC TELECOM.
     q GTC TELECOM staff will be reasonably accessible to Williams staff to answer questions and provide information. Williams will make its best effort to avoid impacting operational efficiency when gathering information.
     q The network deployment for the POP sites will be accomplished in twelve months from acceptance of agreement.
     q Actual equipment configurations and costs may change based on a final design review and analysis.

     q Williams will provide an Installation Team, Sustained Engineering Team, Network Systems, and Network Operations Team in parallel to meet the established timeframe.
     q GTC TELECOM and Williams Technology Solutions will mutually agree to additional staff as the needs of the business dictates throughout the five-year agreement.
     q All direct travel and administrative expenses will be billed to GTC TELECOM at cost plus 10%.
     q GTC TELECOM will purchase a third-party billing package requiring no development effort for the Network Systems and Network Engineering Teams.
     q Williams Technology Solutions personnel will support a third party billing system selected by GTC Telecom by initially providing three resources to maintain the billing software. Williams Technology Solutions will receive factory certification from the manufacturer of the billing system.
     As GTC Telecom's business expands and a need arises for additional resources for the maintenance of this billing system additional resources will be provided to GTC Telecom at the agreed upon billing rate for the additional resources.
     q Williams will require a 45   60 days lead time to secure
     the personnel required to implement and maintain the proposed network.
     q GTC TELECOM will pay for night differential of 10% for second and third shift technicians in the NCC.
     q GTC TELECOM will pay time and one half for any overtime required. GTC TELECOM will pay an additional 5% increase each year on engineering rates representing salary increases.

     NETWORK ENGINEERING INSTALLATION TEAM PRICING:
     This section describes a forecasted initial engineering team to provide the contracted services required to install 90 POPs for GTC Telecom consisting of Ascend TNTs and CBX 500s. The Network Engineers will act as Network Project Managers to ensure the smooth implementation of the sites for GTC Telecom. The estimated timeframe to install these POPs is twelve months (12) months.


                                        PER HOUR
                                                    PRICING
  (1) Network Project Manager                                 =  $ 80
  (1) Network Administration                                  =  $ 40
  (2) Staging Engineers, each                                 =  $ 60
  (2) Circuit Provisioners, each
  =  $ 50
  (2) Installation Engineers, each                            =  $ 60
  (2) Contracted Ascend Engineer, six months
  =  $175

  NETWORK ENGINEERING TEAM:

  Williams will provide the personnel to sustain the network after installation. The following engineering team will support GTC
  TELECOM with customer installs, upgrades, and all the necessary day-to-day activities required to sustain the network.


                                   PER HOUR

                                                    PRICING
  (2) Network Engineers, each                                 = $ 80
  (1) Network Administrator                                   = $ 40
  (1) Documentation Specialist                                = $ 45
  (2) Circuit Provisioners, each
  = $ 50

  NETWORK OPERATIONS PRICING:

  The following represents the forecasted initial project teams to provide the contracted services defined in the agreement. It is expected that the core team of 9 analysts will be expanded, as the needs of the business require additional resources. The following represents the initial resources required for the Network Operations Center:

                                                         PER HOUR
                                               PRICING
  Network Operations - Personnel (Operations):
  (1)  Manager - Network Operations  *                   =  $ 80
  (1)  Supervisor, Network Operations                         =  $ 65
  (4)  Network Analyst, (first shift, each)
  =  $ 50
  (4)  Network Analyst (second shift, each)
  =  $ 55
  (4)  Network Analyst (third shift, each)
  =  $ 55
  (2)  Network Engineers (third level, each)                  =  $ 80
  (2)  Network Administrators                            =  $ 40
  (2)  Documentation Specialist, each                         =  $ 45

  * Manager   Operations is projected at 30% of yearly time will
  be charged to GTC Telecom.

  Network Operations - Personnel (Systems):


                                     PER HOUR
                                               PRICING
  (1)  Manager - Systems                            =  $ 70
  (2)  System Administration Managers, each              =  $ 50
  (1)  Data Base Administrator                      =  $ 65

  GTC will pay to Williams, in addition to the hourly fees set forth in above, a start up fees in the amount of $270,000 which will include (1) Remedy Ticketing Software Package, Ascend NMS NavisCore Software, and (2) Sunsparc 250s for both the main and redundant Network Control Centers.

  Engineering Budget

  The following represents the costs GTC can expect to incur during the first year of operations. Williams has prepared this budget as a guideline and it is an estimate only.

                                                              Budget
  Function                                          (first year)
  Network Engineering Installation                            $
  1,597,533
  Network Engineering (Sustaining)                       $    477,133
  Network Operations                                $ 2,178,360
            Network Systems
            $    436,800
                                     Total               $ 4,689,827

               (see attached spreadsheet for details)

                            EXHIBIT A.2

                      SERVICES TO BE PERFORMED
                                 BY
                             CONSULTANT


  I.   INTRODUCTION
  Williams Technology Solutions ("WTS") is providing to GTC Telecom Project Management, Network Design and Analysis, Implementation Services, Staging, Installation Documentation, Continuing Engineering Services, Network Administration, Network Operations and Network Reporting under the Scope of Work identified in Exhibit A.1. In addition to the services identified in such Exhibit A.1, GTC Telecom desires that WTS provide maintenance services on specific equipment located at the points of presence ("POP(s)") being installed and implemented by Williams under Exhibit A.1.

  II.       SCOPE OF WORK
  WTS will provide to GTC Telecom maintenance services which shall include coordination of on-call trouble resolution, software upgrades, spare parts and an assigned network services engineer from Ascend for Ascend CBX500 & MAX TNT equipment in 90 locations. These locations will be the locations in the domestic United States which are determined, installed and implemented under Exhibit A.1 of this Consulting Agreement. WTS is under contract with Ascend for Ascend to provide Advantage Plus Services to WTS. WTS will use this contract to provide maintenance services to GTC.

  III.    TRAINING
           N/A

  IV.   WORK HOURS
  Williams will provide maintenance services on a 7x24x365 basis with a two hour response time on the 106 pieces of equipment (8
  CBX 500's and 98 MAX TNT's) which are located in the 90 locations established under Exhibit A.1 to this Consulting
  Agreement.

  V.     TERM OF CONSULTING SERVICES   (COMMENCEMENT DATE AND
  COMPLETION DATE)
  The Term of the Consulting Services covered by this Exhibit shall commence on December 15, 1999 and shall be completed five
  (5) years thereafter. Termination by either party will require six (6) months written notice.

  VI.    PRICING
  GTC will make five annual payments to Williams in the amount below. Payments will be made in advance each year beginning December 15, 1999 and will be due every December 15 thereafter. The pricing set forth in this section includes the 106 pieces of equipment identified above for the 90 sites. In the event all 106 pieces of equipment at the 90 sites are not ready for maintenance by December 15, 1999, WTS will work with GTC to determine if the maintenance can be pro-rated. If additional equipment or sites are added to the network, additional charges may apply. In such event, this Exhibit will be modified in a writing signed by both parties in order to cover such additional charges. The annual maintenance pricing will be as follows:

  ITEM

  ORDERING MODEL
  NUMBERS
  PROPOSED HARDWARE SUPPORT OPTION
  NETWORK NODES/UNITS COVERED
  ANNUAL
  CHARGE

  1    CS-ADVP-GRD    On Guard Annual Program  106  $1,039,450
  2    CS-ADVP-OPT4   2 Hour On-site Option    106  $1,559,175

  Annual Amount

  $2,598,625

  Total Maintenance
  For 5 years

  $13,008,105

GTC TELECOM                  WILLIAMS TECHNOLOGY SOLUTIONS, A
                                DIVISION OF WILLIAMS
                                COMMUNICATIONS, INC.

  BY:/s/Paul Sandhu                BY:/s/Frank Femple

  TITLE:___________________    TITLE:  ________________

  DATE:  __________________     DATE:___________________

                              ATTACHMENT C
                              DATA - MASTER PURCHASE AGREEMENT



This Attachment shall amend and shall constitute a part, together with any quotations, schedules, exhibits or annexes attached hereto, of that Agreement for Purchase and Sale of Services and Equipment made as of __April 28, 1999, between GTC Telecom and Williams Communications, Inc. Except for provisions pertaining to exchange of confidential or proprietary information between the parties, in the event of any conflict between the terms of this Attachment and the terms of the Agreement for Purchase and Sale of Services and Equipment, the terms of this Attachment shall govern.

This Master Purchase Agreement ("Purchase Agreement") is made as of _____April 28,__ 1999, between WILLIAMS COMMUNICATIONS SOLUTIONS, LLC, 2800 Post Oak Boulevard, Houston, Texas 77056, a Delaware limited liability company, ("WCS") and GTC Telcom, a corporation formed in the State of Nevada ("Customer") as a master agreement whereby Customer may place multiple orders for the purchase of data communications and internetworking equipment manufactured by Ascend Communications, Inc. and whereby WCS may accept such orders and deliver the equipment:

     1. AGREEMENT. As ordered by Customer, WCS will sell and deliver the data communications and internetworking equipment ("Equipment") manufactured by Ascend Communications, Inc. and sublicense the associated software (together, the "System") as listed on individual quotations generated by WCS and executed by Customer (the "Quotation"). Customer will purchase the Equipment and pay the applicable software license fees. Each properly executed Quotation and its attachment shall reference this Purchase Agreement and become a part of this Purchase Agreement and incorporated herein as if attached hereto.

     2. AGREEMENT TERM. The term of this Purchase Agreement (the "Purchase Agreement Term") shall be three (3) years from the date first written above. With respect to the sale and installation of any System described on a Quotation, for which WCS' obligations will exceed the term of this Purchase Agreement, both WCS' and Customer's obligations and rights regarding such System shall continue and survive the expiration of this Purchase Agreement, provided that the general terms and conditions of this Purchase Agreement shall continue to define the rights and obligations of the parties with respect to such System.

     3. PRICE AND PAYMENT TERMS. The price of the System including price of Equipment, and software licensing fee but excluding any applicable installation fees, maintenance or taxes, (the "Cash Price") shall be set forth on the applicable Quotation. Unless stated otherwise on the Quotation, Customer will be invoiced and will pay the amount due in accordance with the following schedule: 25% of the Cash Price upon execution of the applicable Quotation, 75% of the Cash Price upon the Delivery Date as those terms are defined in Section 8 of this Purchase Agreement. All invoices shall be due upon receipt. All payments will be subject to a late payment service charge of one and one half percent (1 1/2 %) per month (or as limited by applicable law) on payments in arrears for more than thirty
     (30) days after invoice date. CUSTOMER WILL PROVIDE EVIDENCE OF ITS TAX-EXEMPT STATUS IF IT CLAIMS SUCH STATUS.

     4. ORDERING PROCEDURES. The parties acknowledge that this Purchase Agreement is for the purchase of products manufactured by Ascend Communications only. The purchase and sale of any System shall be subject to the following ordering procedures:
     (A) Whenever Customer desires to purchase a System from WCS, Customer shall notify WCS specifying the following: (i) the delivery sites; (ii) specific items of Equipment and quantity,
     (iii) the software features and services, (iv) any ancillary hardware and services; and (v) the desired date that the System will be delivered. (B) Upon receipt of the information described above, WCS shall submit to Customer the price and completed Quotation for the desired System as confirmation of the order placed. (C) Within thirty (30) days of Customer's receipt of the Quotation, Customer shall notify WCS that Customer accepts WCS' offer to sell Customer the applicable System by signing the Quotation and returning it to WCS. If not signed and returned within thirty (30) days of its receipt by Customer, WCS' offer automatically expires. (D) If, for reasons of convenience, Customer uses its own purchase order or similar document to place an order under this Purchase Agreement, WCS may, at its option, accept the order on the nonconforming form provided the purchase order references this
     Purchase Agreement and\or the applicable Quotation.   IT IS
     EXPRESSLY AGREED, HOWEVER, THAT ANY TERMS AND CONDITIONS ON SUCH A FORM WHICH ARE CONTRARY TO THE TERMS OF THIS PURCHASE AGREEMENT, OR WHICH ADD TERMS OR CONDITIONS BEYOND THOSE CONTEMPLATED IN THIS PURCHASE AGREEMENT OR ITS ATTACHMENTS, WILL BE NULL, VOID, AND OF NO EFFECT. THE RIGHTS AND OBLIGATIONS OF THE PARTIES AS SET FORTH HEREIN MAY ONLY BE ALTERED BY WRITTEN AMENDMENT OR MODIFICATION EXECUTED BY BOTH PARTIES.

     5.   LIMITATION OF LIABILITY.   Each party shall indemnify the
     other only with respect to any third party claim alleging bodily injury, including death, or damage to tangible property to the extent such injury or damage is caused by the negligence of the indemnifying party, provided that such claim is reported
     promptly in writing to the indemnifying party.   IN NO EVENT
     SHALL WCS AND ITS SUPPLIERS OR SUBCONTRACTORS, BE LIABLE FOR
     (I) ANY SPECIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, (II) COMMERCIAL LOSS OF ANY KIND (INCLUDING LOSS OF BUSINESS OR PROFITS), OR (III) ANY DAMAGES OF ANY KIND RESULTING FROM UNAUTHORIZED USE OF THE SYSTEM, INTERRUPTION OF SERVICE OR LOSS OF DATA. THIS PROVISION APPLIES TO ALL CLAIMS WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR ANY OTHER LEGAL THEORY, AND WHETHER WCS OR ITS SUPPLIERS OR ITS SUBCONTRACTORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR LOSS.

     6. SOFTWARE LICENSE. WCS shall cause all licenses, including software licenses, necessary for the operation and use of the Equipment as contemplated by this Purchase Agreement and the agreements related hereto to be entered into directly between the licensor or owner of such software or other rights and Customer. In conjunction with the execution of this Purchase Agreement, Customer agrees to execute the licensor's End User License and to abide by the terms and conditions of said license. WCS represents and warrants that the licenses being granted to Customer are sufficient to operate and use the

     Equipment as contemplated by Customer and shall use its best efforts to maintain the functionality of the software in the event of any failure of a licensor of the software to maintain the software.

     7. RISK OF LOSS, TITLE AND SECURITY INTEREST. Customer assumes the risk of loss to the System from the date of its delivery to Customer and Customer shall assume all risks of loss and responsibility for obtaining and paying for insurance in the event of loss or damage. Title in the System will pass on full payment of the Cash Price plus all taxes. WCS reserves and Customer grants WCS a security interest in the System in the amount of the purchase price. At WCS' option, Customer will execute appropriate financing statements to fully protect WCS' interest hereunder in accordance with the Uniform Commercial Code.

       8. DELIVERY AND ACCESS
          (A) Delivery Date occurs when WCS delivers the networking Equipment to the delivery site designated on the Quotation. Customer shall, at its own expense, provide and be responsible for installation of the System by manufacturer certified technicians. Customer acknowledges that failure to use manufacturer certified technicians may, at the manufacturer's option, result in denial of software and technical support services.
          (B)  For sites not owned by WCS or Williams
          Communications, Inc. ("Non-Williams Premises"), Customer agrees to permit and arrange full access to the Premises necessary for the delivery of the System during the normal working hours of 8:00 a.m.-5:00 p.m., Monday through Friday, excluding WCS holidays. Any delay or downtime resulting from Customer act or omission shall be the responsibility of Customer and technician time shall be billed at WCS' then prevailing rate. Customer represents and warrants that conditions to be encountered by WCS at Non-Williams Premises in areas where work is to be performed shall: (i) be in compliance with all applicable federal, state and local laws, rules and regulations: (ii) be safe and non-hazardous: and (iii) not contain, present, or expose WCS representatives to hazardous materials or hazardous substances. In the event of breach of the foregoing, in addition to all other remedies, WCS may immediately suspend work until Customer has promptly corrected such condition(s) at Customer's expense. In the event Customer cannot or does not correct such condition, it will be at WCS' option as to whether to recommence performance or terminate due to Customer's breach this Purchase Agreement or the applicable Quotation for delivery at that site. Any termination by WCS because of its opinion that an unsafe environmental condition exists will not be deemed a breach of this Purchase Agreement by WCS or a default under it and no liability to WCS for such decision will attach.
          (C) Any addition\deletion or change to the System shall be made by mutual agreement through a written change order or quotation which is executed by an authorized representative of Customer and the terms of this Purchase Agreement will apply to the Equipment purchased thereunder. The Cash Price of the System, Delivery Date and Installation Date shall be subject to adjustment for any mutually agreeable change order.
          (D) No claims with regard to shortages, discrepancies, or damage to components of the System will be accepted by WCS unless Customer notifies WCS in writing within ten (10)
          working days of the Delivery Date.   WCS shall have no
          liability in respect of damage or shortages caused by the acts or omissions of the Customer or of others. If a claim is validly made under this Section which may entitle the Customer to return a System component, WCS shall not be bound to accept such return or exchange component unless the Customer complies strictly with the following return procedures, which may be modified by WCS from time to time on written notice: (i) a Return Merchandise Authorization number must first be obtained from WCS and must appear on all shipping labels of components to be returned and (ii) components must be returned in the same condition as originally delivered, ordinary wear and tear excepted, and in original box/carton.

     9.   LIMITED WARRANTY.
          (a) FOR THE PERIOD COMMENCING ON INSTALLATION DATE AND EXPIRING ON DECEMBER 15, 1999 (THE "WARRANTY PERIOD"), WCS WARRANTS THAT THE SYSTEM WILL BE FREE FROM DEFECTS IN MATERIALS AND WORKMANSHIP AND WILL OPERATE IN ACCORDANCE WITH MANUFACTURER'S SPECIFICATIONS AND CUSTOMER'S WRITTEN SPECIFICATIONS WHICH HAVE BEEN PROVIDED TO WCS. During the Warranty Period, if warranty work is necessary on the System, WCS will, at its option: (i) repair the System in place or (ii) accept return of components for repair or replacement. Such repair or repair or replacement, including both parts and labor, will be at WCS' expense. Repair and replacement parts may be refurbished or contain refurbished materials. Customer's SOLE AND EXCLUSIVE REMEDY for breach of warranty is limited to WCS' performance as set forth herein and performance of warranty service during the Warranty Period will not extend or restart the Warranty Period.
          (b) In addition to the warranty set forth above, for the period beginning on the Installation Date and ending on March 31, 2000 (the "Year 2000 Warranty Period"), WCS will provide the following warranty for CBX 500, MAXTNT ("TNT") and NavisCore software (collectively, the "Product") which the manufacturer has determined the Year 2000 Compliant status and has affirmatively designated that the Product, as indicated on the manufacturer's Year 2000 web site, is Year 2000 Compliant. Year 2000 Compliant shall be defined pursuant to the manufacturer's criteria set forth on the relevant web site. If, during the Year 2000 Warranty Period the Product fails to perform in the manner set forth in the manufacturer's web site, CUSTOMER'S SOLE REMEDY AND WCS' SOLE OBLIGATION under this warranty is for WCS to correct such failure through, at WCS' expense and in its sole discretion, repair, replacement or modification of the Product using commercially reasonable efforts.
          (c) Warranty service provided herein excludes: (i) the failure of the System due to the reliability of compliance of other software interfaces residing in the computer system or Customer's hardware and date interfaces; (ii) repair of damage resulting from accident, transportation, neglect or misuse, operation of the System outside the manufacturer's environmental specifications, failure of electrical power, air conditioning or humidity control;
          (iii) service required because of system operation failure due to other manufacturer's equipment not provided and installed by WCS and/or other vendor malfunctions; (iv) damage caused or required by or resulting from the fault, misuse, or negligence of the Customer.
          (D) THE ABOVE WARRANTIES ARE IN LIEU OF ALL OTHER EXPRESS WARRANTIES. THIS AGREEMENT EXCLUDES ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WCS DISCLAIMS ANY WARRANTY TO PREVENT UNAUTHORIZED USE OF THE SYSTEM.
          (e)  The limitations on warranties provided in this
          Section 9 do not limit warranties provided under the Carrier Services Agreement or the Master Agreement for Consultant Services.

     10.  DEFAULT.   If, prior to Delivery, Customer cancels an
     Equipment order placed pursuant to this Purchase Agreement or rejects, without cause, Equipment already delivered, WCS, in addition to the remedies set forth below, shall be entitled to retain all monies paid by Customer and recover additional monies, if necessary, to cover actual and verifiable costs incurred by WCS in preparation for and any actual performance under this Purchase Agreement; in the event the amount exceeds WCS' actual costs, WCS shall promptly refund the difference to Customer. If any material breach of this Purchase Agreement, or any other agreement between the parties, continues uncorrected for more than twenty (20) days after written notice from the aggrieved party describing the breach, the aggrieved party shall be entitled to declare a default under this Purchase Agreement and pursue any and all remedies available at law or equity except as specifically limited elsewhere in this Purchase Agreement. In addition, if Customer is the aggrieved party, Customer may suspend its payment obligation relating to the breach until WCS' breach is corrected, and if WCS is the aggrieved party, WCS may suspend performance of its obligations until Customer's breach is corrected.


     11. FORCE MAJEURE. WCS' performance shall be adjusted or suspended by WCS to the extent performance is beyond WCS' reasonable control for reasons including, without limitation, the following: strikes, work stoppages, fire, water, governmental action, acts of God (including, without limitation, earthquakes, rains, floods or lightning), or public enemy, delays of suppliers, subcontractors, power company, local exchange company, or other carrier.


     12.  MISCELLANEOUS.   (A) If WCS delivers additional Equipment
     or Software, or provides time and materials maintenance or other incidental services relating to the System the terms of this Purchase Agreement will govern, subject to WCS' price quotes, unless there is a separate written agreement between the parties covering those items. (B) WCS' obligation is contingent upon a credit report satisfactory to WCS. (C) Except for indemnification and payment obligations, no action, regardless of form, arising out of this Purchase Agreement may be brought by either party more than one (1) year after the cause of action has accrued. (D) Customer's signature on a facsimile transmission of an Quotation or any amendment or attachment thereto, when sent from Customer's office to WCS, may be relied upon by WCS in lieu of an inked signature and shall be binding on Customer and satisfy any applicable Statute of Frauds. WCS' copy of such facsimile transmission shall serve as the original of any such document. (E) This Purchase Agreement may be executed contemporaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     (F) Customer agrees that neither it nor any of its affiliates will solicit any of the WCS employees providing services pursuant to this Purchase Agreement with offers of employment during the term of this Purchase Agreement.


SIGNATURE PAGE TO FOLLOW

     WILLIAMS COMMUNICATIONS SOLUTIONS , LLC

BY:  /s/Dan M. Miller

CUSTOMER:  /s/Paul Sandhu

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